Sands China Ltd. (Incorporated in the Cayman Islands with limited liability) Stock Code: 1928 INTERIM REPORT 2010

Sands China Ltd.
金沙中國有限公司*

(Incorporated in the Cayman Islands with limited liability)

Stock Code: 1928

INTERIM REPORT 2010

Printed with soy ink

* For identification purposes only

Exhibit 99.1 Contents 1. Overview 2 1.1 Financial Highlights 2 1.2 Interim Dividend 2 2. Management Discussion and Analysis 3 3. Corporate Governance 15 3.1 Corporate Governance Practices 15 3.2 Board and Board Committees Composition 15 3.3 Director Remuneration 17 3.4 Internal Controls 17 3.5 Audit Committee Review 17 3.6 Re-appointment of PricewaterhouseCoopers 17 3.7 Loan Agreement Disclosure 17 3.8 Disclosure of Interests 18 3.9 Share Option Scheme 20 3.10 Purchase, Sale or Redemption of the Company's Listed Shares 22 4. Condensed Consolidated Interim Financial Information 23 4.1 Report on Review of Condensed Consolidated Interim Financial Information 23 4.2 Condensed Consolidated Interim Financial Information 25 4.3 Notes to the Condensed Consolidated Interim Financial Information 31 5. Corporate Information 54 6. Contact Us 55 7. Glossary 56

Sands China Ltd.

Overview

Financial Highlights

We generated an all-time half year record of US$554.4 million (HK$4,314.7 million) of adjusted EBITDA across all our Group properties, an increase of 64.2% compared to US$337.7 million (HK$2,617.2 million) in the first half of 2009.

Total net revenues for the Group increased 32.0% to US$1,980.5 million (HK$15,413.6 million) in the first half of 2010, compared to US$1,500.6 million (HK$11,629.7 million) in the first half of 2009.

Profit for the Group increased 329.7% to US$250.5 million (HK$1,949.6 million) in the first half of 2010, compared to US$58.3 million (HK$451.8 million) in the first half of 2009.

Interim Dividend

The Board does not declare any interim dividend for the Reporting Period.

Note:	The translation of US$ amounts into HK$ amounts has been made at the rate of US$1.00 to HK$7.7827 (six months ended June 30, 2009: US$1.00 to HK$7.750) for the purposes of illustration only.

Interim Report 2010

Management Discussion and Analysis

Results of Operations

We are pleased to present our unaudited consolidated results of the Group for the six months ended June 30, 2010 compared to the six months ended June 30, 2009.

Net Revenues

Net revenues were US$1,980.5 million for the six months ended June 30, 2010, an increase of US$479.9 million, or 32.0%, compared to US$1,500.6 million for the six months ended June 30, 2009. Net revenues increased primarily due to an increase in net casino revenues, driven by strong visitation resulting in part from marketing initiatives such as the launch of the Sands Rewards Club, a stable macroeconomic environment in China, as well as management’s focus on driving the high-margin mass market gaming segment, while continuing to provide luxury amenities and high service levels to our VIP premium and junket players.

Our net revenues consisted of the following:

	Six months ended June 30,
	2010	2009	Percent Change
	(US$ in millions, except percentages)

Casino	1,768.5	1,317.1	34.3%
Rooms	67.5	55.5	21.6%
Food and beverage	34.9	25.4	37.4%
Mall	54.5	64.1	(15.0)%
Convention, ferry, retail and other	55.1	38.4	43.5%

Total net revenues	1,980.5	1,500.6	32.0%

Our net casino revenues for the six months ended June 30, 2010 were US$1,768.5 million, an increase of US$451.4 million, or 34.3%, compared to US$1,317.1 million for the six months ended June 30, 2009. Net casino revenues of the Sands Macao, The Venetian Macao and The Plaza Macao increased by US$123.2 million, US$181.1 million and US$147.1 million respectively, due to the factors mentioned above.

Sands China Ltd.

Management Discussion and Analysis

The following table summarizes the results of our casino activity:

	Six months ended June 30,
	2010	2009	Change
	(US$ in millions, except percentages and points)

Sands Macao
Total net casino revenues	572.1	448.9	27.4%
Non-rolling chip table games drop	1,193.1	1,208.4	(1.3)%
Non-rolling chip table games win percentage	20.5%	19.1%	1.4 pts
Rolling chip volume	13,627.8	9,845.3	38.4%
Rolling chip win percentage	3.1%	2.7%	0.4 pts
Slot handle	769.1	577.2	33.2%
Slot hold percentage	5.8%	6.7%	(0.9) pts

The Venetian Macao
Total net casino revenues	974.4	793.3	22.8%
Non-rolling chip table games drop	1,819.6	1,623.3	12.1%
Non-rolling chip table games win percentage	25.0%	23.2%	1.8 pts
Rolling chip volume	19,815.3	18,590.1	6.6%
Rolling chip win percentage	3.1%	2.7%	0.4 pts
Slot handle	1,372.3	1,093.8	25.5%
Slot hold percentage	7.2%	7.5%	(0.3) pts

The Plaza Macao
Total net casino revenues	222.1	75.0	196.1%
Non-rolling chip table games drop	194.6	167.5	16.2%
Non-rolling chip table games win percentage	26.8%	25.2%	1.6 pts
Rolling chip volume	8,562.9	1,125.2	661.0%
Rolling chip win percentage	2.8%	3.2%	(0.4) pts
Slot handle	256.3	100.0	156.3%
Slot hold percentage	5.6%	5.7%	(0.1) pts

Interim Report 2010

Management Discussion and Analysis

Net room revenues for the six months ended June 30, 2010 were US$67.5 million, an increase of US$12.0 million, or 21.6%, compared to US$55.5 million for the six months ended June 30, 2009. The increase was primarily driven by continued economic recovery from the global economic downturn in 2009 as well as a continued focus on promotions such as the Winter, Spring & Summer Packages and incentive schemes given to selected wholesalers.

The following table summarizes our room activity. The suites at the Sands Macao are primarily provided to gaming patrons on a complimentary basis and therefore related statistics have not been included.

	Six months ended June 30,
	2010	2009	Change
	(US$, except percentages and points)

The Venetian Macao
Gross room revenues (in millions)	95.3	79.5	19.9%
Average daily rate	203	209	(2.9)%
Occupancy rate	92.4%	76.7%	15.7 pts
Revenue per available room	187	160	16.9%

The Plaza Macao
Gross room revenues (in millions)	13.5	7.9	70.9%
Average daily rate	288	293	(1.7)%
Occupancy rate	71.0%	41.5%	29.5 pts
Revenue per available room	204	122	67.2%

Note: Information in this table takes into account rooms provided to customers on a complimentary basis that are recorded at discounted rates.

Net food and beverage revenues for the six months ended June 30, 2010 were US$34.9 million, an increase of US$9.5 million, or 37.4%, compared to US$25.4 million for the six months ended June 30, 2009. The increase was primarily due to the growth in banquet operations as a result of more group business and wedding banquets. In addition, other food and beverage outlets also experienced better performance as a result of improved hotel occupancy.

Mall revenues for the six months ended June 30, 2010 were US$54.5 million, a decrease of US$9.6 million, or 15.0%, compared to US$64.1 million for the six months ended June 30, 2009. The decrease was primarily due to lower occupancy and rent restructuring for certain retailers.

Net convention, ferry, retail and other revenue for the six months ended June 30, 2010 were US$55.1 million, an increase of US$16.7 million, or 43.5%, compared to US$38.4 million for the six months ended June 30, 2009. The increase was primarily attributable to an increase in ferry revenue resulting from an increase in the number of sailings and higher occupancy and an increase in entertainment revenue due to an increase in arena events.

Sands China Ltd.

Management Discussion and Analysis

Operating Expenses

Operating expenses were US$1,659.6 million for the six months ended June 30, 2010, an increase of US$271.3 million, or 19.5%, compared to US$1,388.3 million for the six months ended June 30, 2009. The increase in operating expenses was primarily attributable to the increase in total gaming tax and premiums as a result of increased gaming revenue, the expansion of our ferry service operations, as well as increases in general and administrative expense, corporate expense and loss on disposal of property and equipment, partially offset by a decrease in pre-opening expenses.

Our operating expenses consisted of the following:

	Six months ended June 30,
	2010	2009	Percent Change
	(US$ in millions, except percentages)

Casino	1,161.2	916.2	26.7%
Rooms	12.4	14.0	(11.4)%
Food and beverage	24.7	22.7	8.8%
Mall	13.7	16.8	(18.5)%
Convention, ferry, retail and other	71.1	59.7	19.1%
Provision for doubtful accounts	19.4	18.7	3.7%
General and administrative expense	128.6	115.9	11.0%
Corporate expense	13.6	4.7	189.4%
Pre-opening expense	12.2	52.4	(76.7)%
Depreciation and amortization	163.3	162.4	0.6%
Loss on disposal of property and equipment	29.4	4.9	500.0%
Fair value losses on financial assets at fair value through profit or loss	1.4	—	—
Net foreign exchange losses	8.4	0.1	8,300.0%

Total operating expenses	1,659.6	1,388.3	19.5%

Casino expenses for the six months ended June 30, 2010 were US$1,161.2 million, an increase of US$245.0 million, or 26.7%, compared to US$916.2 million for the six months ended June 30, 2009. The increase was primarily due to the increase in total gaming tax and gaming premiums of US$239.1 million as a result of higher casino revenues.

Room expenses for the six months ended June 30, 2010 were US$12.4 million, a decrease of US$1.6 million, or 11.4%, compared to US$14.0 million for the six months ended June 30, 2009. Payroll expenses and hotel supplies decreased by US$4.9 million driven by our cost savings initiatives.

These decreases were partially offset by increases in the management fee to Four Seasons Hotel Management due to higher revenue, outside services for laundry, and travel agent commission of US$2.9 million due to the increase in occupancy.

Food and beverage expenses for the six months ended June 30, 2010 were US$24.7 million, an increase of US$2.0 million, or 8.8%, compared to US$22.7 million for the six months ended June 30, 2009. The increase was driven by the increase in cost of sales of US$2.3 million associated with the increase in food and beverage revenues.

Interim Report 2010

Management Discussion and Analysis

Mall expenses for the six months ended June 30, 2010 were US$13.7 million, a decrease of US$3.1 million, or 18.5%, compared to US$16.8 million for the six months ended June 30, 2009. The decrease was primarily attributable to the decrease of common area maintenance costs, payroll expenses, utilities, contract labor and special events of US$2.8 million.

Convention, ferry, retail and other expenses for the six months ended June 30, 2010 were US$71.1 million, an increase of US$11.4 million, or 19.1%, compared to US$59.7 million for the six months ended June 30, 2009. The increase was primarily attributable to an increase in ferry expenses of US$9.8 million and an increase of US$3.2 million related to the contract entertainment mainly for Cotai Arena events at The Venetian Macao. These increases were partially offset by a reduction in payroll expenses of US$1.0 million, primarily resulting from management’s continued focus on driving operational efficiencies at the various properties.

Provision for doubtful accounts was US$19.4 million for the six months ended June 30, 2010, an increase of US$0.7 million or 3.7%, compared to US$18.7 million for the six months ended June 30, 2009.

General and administrative expenses were US$128.6 million for the six months ended June 30, 2010, an increase of US$12.7 million, or 11.0%, compared to US$115.9 million for the six months ended June 30, 2009. The increase was primarily attributable to bonus expenses, marketing expenses and utilities expenses of US$22.7 million. The increase was partially offset by a decrease of US$9.8 million driven by reductions in payroll expenses and transportation costs as a result of management’s continued focus on driving operational efficiencies throughout the various properties.

Corporate expenses were US$13.6 million for the six months ended June 30, 2010, an increase of US$8.9 million, or 189.4%, compared to US$4.7 million for the six months ended June 30, 2009. The increase was the result of royalty fees of US$10.0 million payable to Las Vegas Sands, LLC under the terms of the Second Trademark Sublicense Agreement entered into on November 8, 2009.

Pre-opening expenses were US$12.2 million for the six months ended June 30, 2010, a decrease of US$40.2 million, or 76.7%, compared to US$52.4 million for the six months ended June 30, 2009. Pre-opening expenses for the six months ended June 30, 2010 were primarily related to costs associated with the suspension of construction at Parcels 5 and 6, as well as costs related to the Four Seasons Service Apartment. Pre-opening expenses for the six months ended June 30, 2009 were primarily related to costs associated with the suspension of construction at Parcels 5 and 6.

Depreciation and amortization expense was US$163.3 million for the six months ended June 30, 2010, an increase of US$0.9 million, or 0.6%, compared to US$162.4 million for the six months ended June 30, 2009.

Loss on disposal of property and equipment was US$29.4 million for the six months ended June 30, 2010, an increase of US$24.5 million or 500.0% compared to US$4.9 million for the six months ended June 30, 2009. The increase was primarily related to the disposition of construction materials from construction sites at Parcels 5 and 6.

Net foreign exchange losses for the six months ended June 30, 2010 were US$8.4 million, primarily associated with U.S. dollar denominated debt held in Macao. This compares with net foreign exchange losses of US$0.1 million for the six months ended June 30, 2009.

Sands China Ltd.

Management Discussion and Analysis

Adjusted EBITDA(1)

Adjusted EBITDA for the six months ended June 30, 2010 was US$554.4 million, an increase of US$216.7 million, or 64.2%, compared to US$337.7 million for the six months ended June 30, 2009. This strong performance was driven by a significant increase in net casino revenues as a result of management’s focus on both driving the high-margin mass market gaming segment as well as continuing to provide high service levels to our VIP premium and junket players. In addition, the management team continued to focus on driving operational efficiencies throughout both gaming and non-gaming areas of the business, driving further improvement in adjusted EBITDA.

The following table summarizes information related to our operations:

	Six months ended June 30,
	2010	2009	Percent Change
	(US$ in millions, except percentages)

Adjusted EBITDA:
The Venetian Macao	362.6	229.2	58.2%
Sands Macao	150.4	111.3	35.1%
The Plaza Macao	52.4	9.3	463.4%
Ferry and other operations	(11.0)	(12.2)	(9.8)%

	554.4	337.7	64.2%

Note: The comparative figures have been reclassified to conform to the presentation of the current period.

Interest Expense

The following table summarizes information related to interest expense:

	Six months ended June 30,
	2010	2009	Percent change
	(US$ in millions, except percentages)

Interest and other finance cost	82.9	58.7	41.2%
Less — capitalized interest	(11.4)	(4.6)	147.8%

Interest expense, net	71.5	54.0	32.4%

(1)

Adjusted EBITDA is profit before interest, income taxes, depreciation and amortization (net of amortization of show production costs), pre-opening expense, net foreign exchange losses or gains, loss or gain on disposal of property and equipment, corporate expense, share-based compensation and fair value losses or gains on financial assets at fair value through profit or loss. With respect to adjusted EBITDA for each of our properties, we make allocations of the shared support expenses based on revenue attributable to each property. Adjusted EBITDA is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDA should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of our IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. Adjusted EBITDA presented in the report may not be comparable to other similarly titled measures of other companies. In addition, our adjusted EBITDA presented in the report may differ from adjusted EBITDA presented by Las Vegas Sands Corp. (“LVS”) for its Macao segment in its filings with the U.S. Securities and Exchange Commission.

Interim Report 2010

Management Discussion and Analysis

Interest and other finance cost for the six months ended June 30, 2010 was US$82.9 million, an increase of US$24.2 million, or 41.2%, compared to US$58.7 million for the six months ended June 30, 2009. The increase was primarily a result of an increase in the weighted average interest rate driven by an increase in the credit spread on the Macao Credit Facility. The US$6.8 million increase in capitalized interest was primarily due to the recommencement of construction activities at Parcels 5 and 6 in May 2010.

Profit for the Period

Profit for the six months ended June 30, 2010 was US$250.5 million, an increase of US$192.2 million, or 329.7%, compared to US$58.3 million for the six months ended June 30, 2009.

Liquidity and Capital Resources

Historically, we have funded our operations through cash generated from our operations and our debt financings, as well as financial support from

LVS and its subsidiaries (excluding our Group) prior to the Global Offering.

On May 17, 2010, Venetian Orient Limited (“VOL”) entered into a credit agreement (the “VOL Credit Facility”) providing for up to US$1.75 billion (or equivalent in HK$ or MOP), which consists of a US$750.0 million term loan (the “VOL Term Facility”) that was fully drawn on July 16, 2010, a US$750.0 million delayed draw term loan available for 18 months after closing (the “VOL Delayed Draw Facility”) and a US$250.0 million revolving facility available until April 17, 2015 (the “VOL Revolving Facility”). As at June 30, 2010, the Company had not drawn any amounts under the VOL Revolving Facility.

As at June 30, 2010, we had cash and cash equivalents of US$673.8 million, restricted cash of US$25.0 million and short term deposits of US$173.5 million.

Cash Flows — Summary

Our cash flows consisted of the following:

	Six months ended June 30,
	2010	2009
	(US$ in millions)

Net cash generated from operating activities	584.9	298.8
Net cash used in investing activities	(288.3)	(244.5)
Net cash used in financing activities	(528.6)	(131.2)

Net decrease in cash and cash equivalents	(232.0)	(76.8)

Cash and cash equivalents at beginning of the period	908.3	417.8
Effect of exchange rate on cash and cash equivalents	(2.6)	(0.3)

Cash and cash equivalents at end of the period	673.8	340.6

Sands China Ltd.

Management Discussion and Analysis

Cash Flows — Operating Activities

We derive most of our operating cash flows from our casino, hotel room and retail mall operations.

Net cash generated from operating activities for the six months ended June 30, 2010 was US$584.9 million, an increase of US$286.1 million, or 95.7%, as compared to US$298.8 million for the six months ended June 30, 2009. The increase in net cash generated from operating activities was primarily due to an increase in profit before tax and improved working capital.

Cash Flows — Investing Activities

Net cash used in investing activities for the six months ended June 30, 2010 was US$288.3 million, which primarily consisted of capital expenditures and purchases of US$173.9 million of short term deposits. Capital expenditures amounted to US$112.4 million, including US$68.1 million for Parcels 5 and 6 of our Cotai Strip development and US$37.3 million for our operations mainly at The Venetian Macao and The Plaza Macao.

Cash Flows — Financing Activities

For the six months ended June 30, 2010, net cash flows used in financing activities were US$528.6 million, primarily attributable to US$392.6 million in repayment of borrowings under our credit facilities, interest paid of US$63.0 million, and financing costs paid of US$56.1 million.

Capital Expenditures

Capital expenditures were used primarily for new projects and to renovate, upgrade and maintain existing properties. Set forth below is historical information on our capital expenditures, excluding capitalized interest and construction payables:

	Six months ended June 30,
	2010	2009
	(US$ in millions)

The Venetian Macao	18.0	7.8
Sands Macao	1.9	4.7
The Plaza Macao	15.0	128.1
Ferry and other operations	2.4	15.9
Parcels 5 and 6	68.1	53.6
Other developments	7.0	0.1

Total capital expenditures	112.4	210.2

Our capital expenditure plans are significant. We recommenced construction activities on Parcels 5 and 6 in May 2010 to complete Phases I and II. We intend to fully fund the development and construction costs related to Phases I and II with at least US$500.0 million of the proceeds from the Global Offering, up to US$1.75 billion from the VOL Credit Facility and, to the extent necessary, cash flow from existing and future operations.

Interim Report 2010

Management Discussion and Analysis

We expect to commence construction of Phase III at a future date as demand and market conditions warrant. As at June 30, 2010, we had capitalized construction costs of US$2.03 billion on the development of Parcels 5 and 6 including land, and we expect to spend an additional US$2.1 billion to complete Phases I and II.

These investment plans are preliminary and subject to change based upon the execution of our business plan, the progress of our capital projects, market conditions and the outlook on future business conditions.

Capital Commitments

Future commitments for property and equipment that are not recorded in the financial statements herein are as follows:

	As at June 30, 2010	As at December 31, 2009
	(US$ in millions)

Contracted but not provided for	479.9	162.1
Authorized but not contracted for	1,364.2	1,708.2

	1,844.1	1,870.3

Interim Dividend

The Board does not recommend the payment of an interim dividend for the six months ended June 30, 2010.

Pledge of Fixed Assets

We have pledged a substantial portion of our fixed assets to secure our loan facilities. We have pledged buildings; building, land and leasehold improvements; furniture, fittings and equipment; construction in progress; ferries and vehicles with an aggregate net book value of approximately US$5.35 billion as at June 30, 2010 (December 31, 2009: US$3.68 billion).

Contingent Liabilities and Risk Factors

The Group has contingent liabilities arising in the ordinary course of business. Management has made certain estimates for potential litigation costs based upon consultation with legal counsel and believes that no significant loss will be incurred beyond the amounts provided for as at June 30, 2010. Actual results could differ from these estimates; however, in the opinion of management, it is not anticipated that any material liabilities will arise from the contingent liabilities.

Sands China Ltd.

Management Discussion and Analysis

The land concession for Parcels 5 and 6 was published in Macao’s Official Gazette on May 12, 2010. We will subsequently negotiate the land concession for Parcels 7 and 8. Based on historical experience with the Macao Government with respect to the Group’s land concessions for the Sands Macao and Parcels 1, 2, 3, 5 and 6, management believes that the land concession for Parcels 7 and 8 will be granted. However, if the Group does not obtain the land concession, the Group could forfeit all or a substantial part of its US$102.3 million in construction costs incurred for the development of Parcels 7 and 8 as at June 30, 2010.

The Group had commenced pre-construction on Parcel 3, and had capitalized costs of approximately US$35.5 million as at June 30, 2010. Under the revised terms of the land concession approved by the Macao Government on August 20, 2009 that covers Parcel 3, the Group is required to complete the development of Parcel 3 by April 17, 2013. The land concession for Parcels 5 and 6 contains a similar requirement that the corresponding development be completed by May 2014. Management believes that if the Group is unable to complete the developments by the respective deadlines, it will likely be able to obtain an extension from the Macao Government. However, no assurances can be given that an extension will be granted. If the Group is not able to meet the deadlines and those deadlines are not extended, the Macao Government has the right to unilaterally terminate the land concessions and the Group could lose its investment in, and right to operate, any properties developed under the land concessions for Parcels 3 and 5 and 6 without compensation to the Group.

Capital Risk Management

The Group’s primary objective when managing capital is to safeguard the Group’s ability to continue as a going concern in order to provide returns for Shareholders and benefits for other stakeholders, by pricing products and services commensurately with the level of risk.

The capital structure of the Group consists of debt, which includes interest bearing borrowings (including current and non-current bank loans as shown in Note 9 to the consolidated interim financial information), cash and cash equivalents, investments (short-term cash deposits with maturities over 90 days) and equity attributable to Shareholders, comprising issued share capital and reserves. The Group actively and regularly reviews and manages its capital structure to maintain the net debt-to-capital ratio (gearing ratio) at an appropriate level based on its assessment of the current risk and circumstances. This ratio is calculated as net debt divided by total capital. Net debt is calculated as interest bearing borrowings less cash and cash equivalents and investments. Total capital is calculated as equity as shown in the consolidated balance sheet plus net debt:

	As at June 30, 2010	As at December 31, 2009
	(US$ in millions, except percentages)

Interest bearing borrowings	2,379.4	2,818.8
Less: cash and cash equivalents	(673.8)	(908.3)
Less: investments (short-term cash deposits with maturities over 90 days)	(173.5)	—

Net debt	1,532.2	1,910.5
Total equity	3,943.9	3,698.9

Total capital	5,476.1	5,609.4

Gearing ratio	28.0%	34.1%

Interim Report 2010

Management Discussion and Analysis

Foreign exchange risk

The Group’s foreign currency transactions are mainly denominated in US$. The majority of assets and liabilities are denominated in US$, HK$ and MOP, and there are no significant assets and liabilities denominated in other currencies. The Group is subject to foreign exchange rate risk arising from future commercial transactions and recognized assets and liabilities that are denominated in a currency other than MOP, which is the functional currency of major operating companies within the Group. The Group currently does not have a foreign currency hedging policy.

Business Review and Prospects

Our business strategy is to continue to successfully execute our Cotai Strip developments and to leverage our integrated resort business model to create Asia’s premier gaming, leisure and convention destination. The Company continues to execute on the strategies outlined in our 2009 Annual Report. These strategies have proven to be successful in the first half of 2010 and we are confident they will continue to be so throughout the rest of the year.

We are making solid progress on the development of our integrated resort on Parcels 5 and 6 on Cotai. We recommenced construction of the project in May 2010 and entered into the VOL Credit Facility on May 17, 2010. Upon completion of Phases I and II, the integrated resort is expected to feature approximately 6,000 luxury and mid- scale hotel rooms, approximately 300,000 square feet of gaming space, approximately 1.2 million square feet of retail, entertainment and dining facilities, exhibition and conference facilities and a multipurpose theater.

Due to matters beyond the Company’s control, we have faced challenges acquiring the construction labor that we need quickly enough to be able to meet our original development and opening deadlines. We estimate that it will take approximately sixteen months to complete Phase I once we have sufficient labor to ramp up our construction activity to requisite levels. We currently expect to open Phase I of the project in the fourth quarter of 2011. Phase II, is expected to open six months thereafter.

On August 26, 2010, the Board approved an increase in the budget for the development of the integrated resort on Parcels 5 and 6 of approximately US$100.0 million. The additional funds will be used for, amongst other things, improving and updating the design and fit-out of the casino and hotel rooms and enhancing the layout of the convention, exhibition and meeting room spaces, along with some additional costs associated with the suspension of the project between November 2008 and May 2010. The Directors believe that the Company has sufficient funds available to be able to fund this budget increase.

The Directors removed Mr. Steven Craig Jacobs from the Board on July 23, 2010 and also terminated his employment as the Company’s Chief Executive Officer, President and Executive Director. Mr. Michael Alan Leven, President and Chief Operating Officer of our controlling shareholder, LVS, was appointed our Acting Chief Executive Officer on July 23, 2010. He will serve in this position until such time as a permanent Chief Executive Officer is found. Mr. Leven served as a Special Advisor to the Board from October 14, 2009 until his appointment as an Executive Director on July 27, 2010. Mr. Leven brings with him extensive experience in the gaming and hospitality industries.

Sands China Ltd.

Management Discussion and Analysis

On July 27, 2010 the Board approved the appointment of Mr. Edward M. Tracy and Mr. David R. Sisk. Mr. Tracy will serve as the Company’s President and Chief Operating Officer. Mr. Sisk will serve as the Company’s Executive Vice President, Chief Casino Officer. Both executives bring many years of development and operations experience to the Company.

Human Resources

As at June 30, 2010, our team member profile was as follows:

Number of full-time team members:	14,766
Average age:	37
Average years of service:	3.52
Gender Ratio:	Male 45.08%
Female 54.92%
Number of nationalities in management team:	32
Total number of nationalities:	48

Save as disclosed in this 2010 Interim Report, there have been no material changes to the information disclosed in the 2009 Annual Report in respect of the remuneration of employees, remuneration policies, bonus and share option schemes and staff development.

Environment

We recognize the impact our business has on the environment and we continue to strive to achieve the goals we have set ourselves in the areas of resource conservation and reducing our environmental foot print. We encourage and are grateful to those Shareholders who have elected to receive our annual and interim reports via electronic means, thereby reducing the need to print hard copies of our reports. Should you wish to start receiving an electronic copy of our annual and interim reports, please refer to page 55 of this report for more information.

To minimize the impact on our environment, this 2010 Interim Report is printed on recycled paper using soy based inks.

Awards

We are particularly pleased to report that the Company has continued to receive various prestigious awards during 2010 including:

LACP 2009 Annual Report Vision Awards, Overall, GOLD
LACP 2009 Annual Report Vision Awards, Best Report Financials, BRONZE

International ARC Awards Competition, 2009 Annual Report, Cover Photo/Design (Hotel & Casino), GOLD Award
International ARC Awards Competition, 2009 Annual Report, Financial Data (Hotel & Casino), SILVER Award

2010 Business Traveler Asia-Pacific Readers’ Poll, Best Business Hotel in Macao
FinanceAsia Business Travel Poll Awards 2009, Best Hotel in Macao
TTG China Travel Awards 2009, Best Meeting and Conventions Hotel in Macao
The 5th China Hotel Starlight Award, TOP 10 MICE Hotels of China
International Gaming Awards, Casino Interior Design
Forbes Travel Guide 2010, Four-Star Lodging award, Sands Macao

Interim Report 2010

Corporate Governance

Corporate Governance Practices

The Company is committed to the maintenance of good corporate governance practices and procedures. In the Corporate Governance Report of April 14, 2010, which was published in our 2009 Annual Report, we reported that the Company has devised its own corporate governance guidelines, which incorporate most of the policies, principles and practices set out in the Code on Corporate Governance Practices (the “CG Code”) contained in Appendix 14 of the Rules Governing the Listing of Securities (the “Listing Rules”) on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”). Except as disclosed below, the Company has fully complied with all the code provisions and certain recommended best practices set out in the CG Code throughout the six months ended June 30, 2010.

In the Corporate Governance Report of April 14, 2010 we had also reported on six deviations from the provisions of the CG Code. Set out below is an update on these deviations:

Code Provision

A.1.1	The Board is pleased to report that it meets regularly at least once every quarter. The Board has already exceeded the suggested minimum number of meetings in 2010.
A.1.7

The Board is pleased to report that it has established a procedure to enable directors, upon reasonable request, to seek independent professional advice, in appropriate circumstances, at the Company’s expense.

C.2.1

The Directors are pleased to report that they meet regularly and conduct a review of the effectiveness of the system of internal control of the Company and its subsidiaries. The review covers all material controls, including financial, operational and compliance controls and risk management functions.

C.2.2	The Directors are pleased to report that they consider the Company’s accounting and financial reporting teams to be adequately resourced and qualified.
D.1.2

The Board is currently reviewing and discussing those functions reserved to the Board and those delegated to management. We look forward to providing an update on this matter in our 2010 Annual Report.

D.2.2

The Board will shortly be amending the terms of reference of the LVSC Announcements Committee to require the committee to report back to the Board on their decisions or recommendations. We look forward to providing an update on this matter in our 2010 Annual Report.

As reported on page 82 of our 2009 Annual Report, the Company has devised its own securities trading code for securities transactions (the “Company Code”) by the Directors and relevant employees who are likely to be in possession of unpublished price-sensitive information of the Company on terms no less exacting than the Model Code for Securities Transactions by Directors of Listed Issuers as set out in Appendix 10 of the Listing Rules (the “Model Code”). Following specific enquiry by the Company, all Directors save for Mr. Steven Craig Jacobs who was removed as Executive Director on July 23, 2010 and cannot be reached to obtain his confirmation up to the date of this report, have confirmed that they have complied with the required standard set out in the Company Code during the six months ended June 30, 2010.

Board and Board Committees Composition

During the first half of 2010, there were two changes to the composition of the Board:

•

Mr. Stephen John Weaver, an Executive Director and the Company’s Chief Development Officer, retired at the Annual General Meeting of the Company on June 19, 2010 and did not offer himself for re-election.

•

Mr. Toh Hup Hock, the Company’s Executive Vice President and Chief Financial Officer, was appointed an Executive Director with effect from June 30, 2010. As an Executive Director, Mr. Toh does not receive any emoluments for his position on the Board and his appointment is not governed by a service contract. Mr. Toh will serve as an Executive Director of the Company without any specific term, however he is subject to retirement by rotation and re-election in accordance with the articles of association of the Company.

Sands China Ltd.

Corporate Governance

As at June 30, 2010, the composition of the Board was as follows:

Non-executive Directors
Sheldon Gary Adelson
Jeffrey Howard Schwartz
Irwin Abe Siegel
Independent Non-executive Directors
Iain Ferguson Bruce
Chiang Yun
David Muir Turnbull
Executive Directors
Steven Craig Jacobs
Toh Hup Hock

The composition of the Board Committees as at June 30, 2010 was as follows:

Audit Committee
Iain Ferguson Bruce (Chairman)
Irwin Abe Siegel
Chiang Yun
Remuneration Committee
David Muir Turnbull (Chairman)
Iain Ferguson Bruce
Jeffrey Howard Schwartz
LVSC Announcements Committee
Steven Craig Jacobs (Chairman)
Iain Ferguson Bruce
David Muir Turnbull

Since June 30, 2010, there have been additional changes to the Board. In order to provide our Shareholders with the most up to date information on the Company, the most recent changes to the Board of the Company are detailed below:

•	On July 23, 2010, Mr. Steven Craig Jacobs, the Company’s Chief Executive Officer, President and Executive Director, was removed from office by the Board.

•

On July 27, 2010, Mr. Michael Alan Leven, the Company’s Special Advisor to the Board and our Acting Chief Executive Officer, was appointed an Executive Director. His position as a Special Adviser to the Board was simultaneously dissolved on that date. As an Executive Director, Mr. Leven does not receive any emoluments for his position on the Board and his appointment is not governed by a service contract. Mr. Leven will serve for an initial period of 3 years and is subject to retirement by rotation and re-election in accordance with the articles of association of the Company.

As at the date of this 2010 Interim Report, the composition of the Board was as follows:

Non-executive Directors
Sheldon Gary Adelson
Jeffrey Howard Schwartz
Irwin Abe Siegel
Independent Non-executive Directors
Iain Ferguson Bruce
Chiang Yun
David Muir Turnbull
Executive Directors
Michael Alan Leven
Toh Hup Hock

In addition, two new committees of the Board were formed on July 27, 2010 — the CEO Search Committee and the Transitional Advisory Committee. We look forward to providing additional information and reporting on the work of these two committees in our 2010 Annual Report.

On August 26, 2010 Ms. Anne Maree Salt replaced Mr. Luis Nuno Mesquita de Melo as Joint Company Secretary.

Interim Report 2010

Corporate Governance

Director Remuneration

On April 14, 2010, on the recommendation of the Remuneration Committee, the Board resolved to increase the fees paid to Non-executive Directors for their participation on the Board on the basis that, in their view, the considerable responsibilities of the Non-executive Directors were not adequately compensated under the remuneration terms then in existence. The revised fees paid to Non-executive Directors as of April 14, 2010 are set out below:

Position		Annual Fee

Independent Non-executive Director or Non-executive Director	US$	75,000.00
Chairman of Audit Committee, being also an Independent Non-executive Director	US$	25,000.00
Chairman of Remuneration Committee, whether an Independent Non-executive Director or a Non-executive Director	US$	25,000.00

Internal Controls

During the six months ended June 30, 2010, the Audit Committee met twice to consider the effectiveness and adequacy of the Company’s internal control system. On both occasions, the Audit Committee received a report from the Company’s Internal Audit Department and no significant areas of concern that might affect Shareholders were noted. Details of the standards, processes and effectiveness of the Company’s internal control system can be found on pages 84 to 85 of the 2009 Annual Report.

Audit Committee Review

The Audit Committee has reviewed the accounting policies adopted by the Group and the unaudited condensed consolidated interim financial information for the six months ended June 30, 2010. All of the Audit Committee members are Non-executive Directors, with the Chairman and one other member possessing the appropriate professional qualifications or accounting or related financial management experience. None of the members of the Audit Committee is a former partner of the Company’s existing external auditor.

Re-appointment of PricewaterhouseCoopers

At the Company’s Annual General Meeting held on June 19, 2010, Shareholders approved the re-appointment of PricewaterhouseCoopers as the Company’s external auditors for the financial year ending December 31, 2010.

Loan Agreement Disclosure

On May 17, 2010, VOL, a wholly-owned subsidiary of the Company, as borrower, entered into a credit agreement pursuant to which a syndicate of banks and financial institutions agreed to grant certain term loan facilities and revolving loan facilities amounting to US$1.75 billion (the “Credit Facility”). The facilities will be used to pay for project costs and as working capital and for general corporate purposes associated with the construction of the Company’s integrated resort being developed by VOL opposite The Venetian Macao and The Plaza Macao on Parcels 5 and 6. The maturity date of all the loans will be the earlier of June 16, 2015 and the fifth anniversary of the initial borrowing date.

The Credit Agreement imposes a specific performance obligation on our controlling Shareholder, LVS. Under the Credit Agreement, it would constitute an event of default if there is any sale, pledge or other transfer of

Sands China Ltd.

Corporate Governance

securities whereby LVS and/or its affiliates cease to own, directly or indirectly, in the aggregate at least 35% of the voting securities of the Company (a “Change of Control”).

Upon the occurrence of an event of default, including a Change of Control, that is continuing, the Administrative Agent may, or at the request of the lenders holding more than 50% of the sum of the aggregate principal amount of all loans outstanding under the Credit Agreement and any available undrawn commitments of all lenders thereunder, by written notice to VOL declare that all or any portion of (a) the aggregate principal amount of all outstanding loans and accrued but unpaid interest on the loans; (b) an amount equal to the maximum amount that may at any time be drawn under any letters of credit then outstanding; and (c) all other obligations, in each case, outstanding under the Credit Agreement be immediately due and payable. In addition, upon the occurrence and continuation of an event of default, the obligation of each lender to make any loan or issue any letters of credit shall terminate.

Disclosure of Interests

Interests of Directors and Chief Executives

The interests/short positions of each of the Directors and Chief Executives in the shares, underlying shares and debentures of the Company and any of the Company’s associated corporations (within the meaning of Part XV of the SFO) as at June 30, 2010, as recorded in the register required to be kept under Section 352 of Part XV of the SFO, are set out in the table and explanatory notes below:

Name of Director	Company	Nature of Interest	Number of ordinary shares	Approximate percentage of shareholding interest

Sheldon Gary Adelson	Company	Interest in a controlled corporation	5,657,814,855(L)	70.3%
Steven Craig Jacobs	Company	Beneficial Owner	2,500,000(L)(6)	0.03%
Toh Hup Hock	Company	Beneficial Owner	1,078,000(L)(7)	0.01%

Name of Director	Associated Corporation	Nature of Interest	Number of Securities	Approximate percentage of shareholding interest

Sheldon Gary Adelson	LVS	Beneficial Owner	218,544,122(L)(1)	33.08%
	LVS	Family Interest	213,345,002(L)(2)	32.29%
			5,250,000(L)(3)	56.21%
Jeffrey Howard Schwartz	LVS	Beneficial owner	114,917(L)(4)	0.02%
Irwin Abe Siegel	LVS	Beneficial owner	51,870(L)(5)	0.01%
Steven Craig Jacobs	LVS	Beneficial owner	658,530(L)(6)	0.10%
Toh Hup Hock	LVS	Beneficial owner	69,000(L)(7)	0.01%

The letter “L” denotes the person’s long position in such securities.

(1)

This amount includes (a) 100 shares of LVS’s common stock, (b) 5,948 shares of restricted stock of which 1,983 shares are vested, (c) 255,362 vested and exercisable options to purchase 255,362 shares of LVS’s common stock, (d) 5,623,125 shares of LVS’s common stock held by the Sheldon G. Adelson 2005 Family

Trust over which Mr. Adelson, as trustee, retains sole dispositive and voting control, (e) 382,280 shares of LVS’s common stock owned by the Dr. Miriam and Sheldon G. Adelson Charitable Trust over which Mr. Adelson, as trustee, retains sole voting and dispositive power, (f) 15,246,471 shares of LVS’s common stock owned by the Sheldon G. Adelson November 2008 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (g) 44,922,412 shares of LVS’s common stock

Interim Report 2010

Corporate Governance

owned by the Sheldon G. Adelson December 2008 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (h) 11,471,421 shares of LVS’s common stock owned by the Sheldon G. Adelson February 2009 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (i) 23,336,445 shares of LVS’s common stock owned by the Sheldon G. Adelson February 2009 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (j) 28,546,985 shares of LVS’s common stock owned by the Sheldon G. Adelson October 2009 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (k) 29,105,939 shares of LVS’s common stock held by the Sheldon G. Adelson October 2009 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (l) 32,000,000 shares of LVS’s common stock held by the Sheldon G. Adelson June 28, 2010 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (m) 27,005,967 shares of LVS’s common stock held by the Sheldon G. Adelson June 29, 2010 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, and (n) 641,667 unvested options to purchase 641,667 shares of LVS’s common stock. Mr. Adelson and his wife together are entitled to control the exercise of one-third or more of the voting power at stockholders’ meetings of LVS. LVS’s interests in our Company are set out below.

(2)

This amount includes (a) 53,363,636 shares of LVS’s common stock held by Dr. Miriam Adelson, (b) 13,692,516 shares of LVS’s common stock held by the ESBT S Trust over which Dr. Adelson, as trustee, retains sole voting control, (c) 13,692,516 shares of LVS’s common stock held by the ESBT Y Trust over which Dr. Adelson, as trustee, retains sole voting control, (d) 13,692,517 shares of LVS’s common stock held by the QSST A Trust over which Dr. Adelson, as trustee, retains sole voting control, (e) 13,692,517 shares of LVS’s common stock held by the QSST M Trust over which Dr. Adelson, as trustee, retains sole voting control, (f) 5,144,415 shares of LVS’s common stock held by the Sheldon G. Adelson 2004 Remainder Trust over which Dr. Adelson, as trustee, retains sole voting control, (g) 12,566,710 shares of LVS’s common stock owned by Adfam Investment Company LLC over which Dr. Adelson, as co-manager, shares voting and dispositive control with Mr. Adelson and (h) warrants to purchase 87,500,175 shares of LVS’s common stock that are exercisable.

(3)	Dr. Adelson holds 5,250,000 shares of preferred stock.

(4)

This amount includes (a) 7,273 shares of restricted stock of which 5,268 shares are vested and (b) 107,644 options to purchase 107,644 shares of LVS’s common stock of which 16,528 options are vested and exercisable.

(5)

This amount includes (a) 1,000 shares of LVS’s common stock, (b) 10,770 shares of restricted stock of which 8,765 shares are vested and (c) 40,100 options to purchase 40,100 shares of LVS’s common stock, of which 9,100 options are vested and exercisable.

(6)

This amount includes (a) 2,500,000 unvested options to purchase 2,500,000 shares of the Company, (b) 352,280 shares of LVS’s common stock and (c) 306,250 unvested options to purchase 306,250 shares of LVS’s common stock.

(7)

This amount includes (a) 78,000 shares of the Company, (b) 1,000,000 unvested options to purchase 1,000,000 shares of the Company, (c) 9,000 shares of LVS’s common stock and (d) 60,000 options to purchase 60,000 shares of LVS’s common stock, of which 22,500 options are vested and exercisable.

None of the Directors or the Chief Executive had short positions in respect of shares, underlying shares and debentures of the Company and its associated corporations (within the meaning of Part XV of the SFO) as at June 30, 2010.

Save as disclosed above, so far as was known to any Director, as at June 30, 2010, none of the Directors or the Chief Executive of the Company had, pursuant to Divisions 7 and 8 of Part XV of the SFO, nor were they taken or deemed to have under such provisions of the SFO, any interest or short position in any shares or underlying shares or interest in debentures of the Company or any of its associated corporations (within the meaning of Part XV of the SFO) that were required to be notified to the Company and the Stock Exchange, or any interests which were required, pursuant to Section 352 of the SFO, to be entered into the register referred to therein, or any interests which were required, pursuant to the Model Code, to be notified to the Company and the Stock Exchange.

As at June 30, 2010, saved as disclosed above, none of the Directors nor the Chief Executive of the Company (including their spouses and children under 18 years of age) had any interest in, or had been granted, or exercised, any rights to subscribe for Shares (or warrants or debentures, if applicable) of the Company and its associated corporations within the meaning of the SFO.

Sands China Ltd.

Corporate Governance

Interests of Substantial Shareholders

The interests/short positions of substantial Shareholders in the shares and underlying shares of the Company as at June 30, 2010, as recorded in the register required to be kept under Section 336 of Part XV of the SFO, are set out in the table and explanatory notes below:

The Company had been notified of the following substantial Shareholders’ interests in the shares as at June 30, 2010:

Name of Substantial Shareholder	Capacity/Nature of interest	Number of shares interested	% of issued share capital

Sheldon Gary Adelson	Interest in a controlled corporation	5,657,814,885	70.30(L)
Las Vegas Sands Corp.	Interest in a controlled corporation	5,657,814,885	70.30(L)
Las Vegas Sands, LLC	Interest in a controlled corporation	5,657,814,885	70.30(L)
Venetian Casino Resort, LLC	Interest in a controlled corporation	5,657,814,885	70.30(L)
LVS (Nevada) International Holdings, Inc.	Interest in a controlled corporation	5,657,814,885	70.30(L)
LVS Dutch Finance CV	Interest in a controlled corporation	5,657,814,885	70.30(L)
LVS Dutch Holding BV	Interest in a controlled corporation	5,657,814,885	70.30(L)
LVS Dutch Intermediate Holding BV	Interest in a controlled corporation	5,657,814,885	70.30(L)
Venetian Venture Development Intermediate I	Interest in a controlled corporation	5,657,814,885	70.30(L)
Venetian Venture Development Intermediate II	Beneficial owner	5,657,814,885	70.30(L)

As at June 30, 2010, the Company had not been notified of any short positions being held by any substantial shareholder in the shares or underlying shares of the Company.

Interests of Any Other Persons

Save as disclosed above, as at June 30, 2010, the Company had not been notified of any persons who had interests or short positions in the shares or underlying shares of the Company, as recorded in the register required to be kept under Section 336 of Part XV of the SFO.

Share Option Scheme

On November 8, 2009, our Company adopted the Share Option Scheme for the purpose of attracting able persons to enter and remain in the employment of our Group. The Share Option Scheme also provides a means whereby employees, directors and consultants of our Group can acquire and maintain share ownership, thereby strengthening their commitment to the welfare of our Group and promoting an identity of interest between Shareholders and these persons. For more information on the Share Option Scheme, please refer to pages 100 and 101 of our 2009 Annual Report or pages VII-22 to VII-33 of our Prospectus.

During the Reporting Period, the Company granted 20,376,100 options under the Share Option Scheme on March 31, 2010 and May 11, 2010 to a director and various members of the senior management of the Group. As at June 30, 2010, 566,700 options had lapsed in accordance with the terms of the Share Option Scheme due to resignations or terminations.

Interim Report 2010

Corporate Governance

Details of the grant of share options and a summary of movements of the outstanding share options during the period under the Share Option Scheme were as follows:

			Number of options
Date of grant	Outstanding as at January 1, 2010	Granted during Reporting Period	Exercised during Reporting Period	Lapsed during Reporting Period	Cancelled during Reporting Period	Outstanding as at June 30, 2010	Validity period	Vesting Period	Subscription price per share

March 31, 2010	—	17,876,100	—	566,700	—	17,309,400	Ten (10) years	25% will vest on each of March 31, 2011, March 31, 2012, March 31, 2013 and March 31, 2014	HK$12.40
May 11, 2010	—	2,500,000	—	—	—	2,500,000	Ten (10) years	50% will vest on each of January 1, 2011 and January 1, 2012	HK$11.83

Total:	—	20,376,100	—	566,700	—	19,809,400

Sands China Ltd.

Corporate Governance

The closing prices of the Shares immediately before the grant of options on March 31, 2010 and May 11, 2010 were HK$12.10 and HK$11.28 respectively.

Among the options granted above, a total of 2,500,000 options were granted to Mr. Steven Craig Jacobs, an Executive Director, on May 11, 2010. It should be noted that as at the Latest Practicable Date, these options had lapsed due to Mr. Jacobs’ termination.

Save as disclosed herein, no options were granted under the Share Option Scheme or any share option scheme of the Group as at June 30, 2010.

The Company estimates the fair value of options granted using the Black-Scholes option-pricing model. The weighted average fair value of options granted during the Reporting Period, measured as at the date of grant, was approximately US$1.03.

Significant estimates and assumptions are required to be made in determining the parameters for applying the Black-Scholes option-pricing model, including estimates and assumptions regarding the risk-free rate of return, expected dividend yield and volatility of the underlying shares and the expected life of the options. These estimates and assumptions could have a material effect on the determination of the fair value of the share options and the amount of such equity awards expected to vest, which may in turn significantly impact the determination of the share- based compensation expense. The following assumptions were used to derive the fair values:

Weighted average volatility	73.6%
Expected term (in years)	6.2
Risk-free rate	2.0%
Expected dividends	—

Purchase, Sale or Redemption of the Company’s Listed Shares

There was no purchase, sale or redemption of the Company’s listed shares by the Company or any of its subsidiaries during the six months ended June 30, 2010.

By order of the Board of Directors

Sands China Ltd.

Sheldon Gary Adelson

Chairman of the Board

Macao, August 26, 2010

Interim Report 2010

Report on Review of Condensed Consolidated Interim Financial Information

To the Board of Directors of Sands China Ltd.

(incorporated in the Cayman Islands with limited liability)

Introduction

We have reviewed the condensed consolidated interim financial information set out on pages 25 to 53, which comprises the consolidated balance sheet of Sands China Ltd. (the “Company”) and its subsidiaries (together, the “Group”) as at June 30, 2010 and the related consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of changes in equity and the condensed consolidated statement of cash flows for the six-month period then ended, and a summary of significant accounting policies and other explanatory notes. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of a report on interim financial information to be in compliance with the relevant provisions thereof and International Accounting Standard 34 “Interim Financial Reporting”. The directors of the Company are responsible for the preparation and presentation of this condensed consolidated interim financial information in accordance with International Accounting Standard 34 “Interim Financial Reporting”. Our responsibility is to express a conclusion on this condensed consolidated interim financial information based on our review and to report our conclusion solely to you, as a body, in accordance with our agreed terms of engagement and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

Scope of review

We conducted our review in accordance with International Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity”. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Sands China Ltd.

Report on Review of Condensed Consolidated Interim Financial Information

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the condensed consolidated interim financial information is not prepared, in all material respects, in accordance with International Accounting Standard 34 “Interim Financial Reporting”.

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, August 26, 2010

Interim Report 2010

Consolidated Balance Sheet

		As at June 30, 2010		As at December 31, 2009
		US$’000
	Note	(Unaudited	)	(Audited, as restated)

ASSETS
Non-current assets
Investment properties, net		764,626		748,743
Property and equipment, net	5	5,414,194		5,525,057
Intangible assets, net		38,050		41,005
Deferred income tax assets		96		113
Financial assets at fair value through profit or loss		114		1,529
Other assets, net		41,360		48,794
Trade and other receivables and prepayments, net		28,946		31,955

Total non-current assets		6,287,386		6,397,196

Current assets
Inventories		8,307		9,630
Trade and other receivables and prepayments, net	6	282,803		295,400
Investments	7	173,461		—
Restricted cash		25,041		17,172
Cash and cash equivalents		673,763		908,334

Total current assets		1,163,375		1,230,536

Total assets		7,450,761		7,627,732

The notes on pages 31 to 53 form an integral part of this condensed consolidated interim financial information.

Sands China Ltd.

Consolidated Balance Sheet

		As at June 30, 2010		As at December 31, 2009
		US$’000
	Note	(Unaudited	)	(Audited, as restated)

EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital	8	80,479		80,479
Reserves		3,863,381		3,618,415

Total equity		3,943,860		3,698,894

LIABILITIES
Non-current liabilities
Trade and other payables		14,794		12,570
Borrowings	9	2,324,213		2,950,849

Total non-current liabilities		2,339,007		2,963,419

Current liabilities
Trade and other payables	10	860,990		828,791
Current income tax liabilities		242		172
Borrowings	9	306,662		136,456

Total current liabilities		1,167,894		965,419

Total liabilities		3,506,901		3,928,838

Total equity and liabilities		7,450,761		7,627,732

Net current (liabilities)/assets		(4,519)		265,117

Total assets less current liabilities		6,282,867		6,662,313

Approved by the Board of Directors on August 26, 2010 and signed on behalf of the Board by

Michael Alan Leven	Toh Hup Hock
Director	Director

The notes on pages 31 to 53 form an integral part of this condensed consolidated interim financial information.

Interim Report 2010

Consolidated Income Statement

		Six months ended June 30,
		2010	2009
		US$’000, except per share data
	Note	(Unaudited )	(Audited, as restated)

Net revenues	11	1,980,499	1,500,587
Gaming tax		(872,525)	(633,417)
Inventories consumed		(20,507)	(20,408)
Employee benefit expenses		(223,039)	(232,856)
Depreciation and amortization		(163,339)	(162,362)
Gaming promoter/agency commissions		(109,177)	(86,827)
Other expenses		(270,984)	(252,459)

Operating profit		320,928	112,258
Interest income		1,175	281
Interest expense, net of amounts capitalized		(71,450)	(54,026)

Profit before income tax		250,653	58,513
Income tax expense	12	(153)	(167)

Profit for the period and attributable to equity holders of the Company		250,500	58,346

Dividends	13	—	—

Earnings per share for profit attributable to equity holders of the Company —
Basic and diluted	14	US3.11 cents	US0.93 cents

The notes on pages 31 to 53 form an integral part of this condensed consolidated interim financial information.

Sands China Ltd.

Consolidated Statement of Comprehensive Income

	Six months ended June 30,
	2010		2009
	US$’000
	(Unaudited	)	(Audited, as restated)

Profit for the period attributable to equity holders of the Company	250,500		58,346

Other comprehensive (loss)/income, net of tax:
Currency translation differences	(13,969)		182

Total comprehensive income for the period attributable to equity holders of the Company	236,531		58,528

The notes on pages 31 to 53 form an integral part of this condensed consolidated interim financial information.

Interim Report 2010

Consolidated Statement of Changes in Equity

					Share-based	Currency

		Capital	Share	Statutory	compensation	translation	Retained

	Share capital	reserve	premium	reserve	reserve	reserve	earnings	Total

	US$’000 (Audited, as restated)

For the six months ended June 30, 2009
Balance at December 31, 2008, as previously reported	—	80,049	—	6,222	17,538	5,632	1,140,093	1,249,534
Effect on adoption of IAS17 Amendment	—	—	—	—	—	—	12,322	12,322

Balance at December 31, 2008, as restated	—	80,049	—	6,222	17,538	5,632	1,152,415	1,261,856
Total comprehensive income	—	—	—	—	—	182	58,346	58,528
Share-based compensation charged by LVS	—	—	—	—	3,849	—	—	3,849
Transfer to statutory reserve	—	—	—	93	—	—	(93)	—

Balance at June 30, 2009	—	80,049	—	6,315	21,387	5,814	1,210,668	1,324,233
	(Unaudited)

For the six months ended June 30, 2010
Balance at December 31, 2009, as previously reported	80,479	87,435	2,127,537	6,315	26,051	3,739	1,353,836	3,685,392
Effect on adoption of IAS17 Amendment	—	—	—	—	—	—	13,502	13,502

Balance at December 31, 2009, as restated	80,479	87,435	2,127,537	6,315	26,051	3,739	1,367,338	3,698,894
Total comprehensive income	—	—	—	—	—	(13,969)	250,500	236,531
Share-based compensation of the Company	—	—	—	—	2,374	—	—	2,374
Share-based compensation charged by LVS	—	—	—	—	6,061	—	—	6,061

Balance at June 30, 2010	80,479	87,435	2,127,537	6,315	34,486	(10,230)	1,617,838	3,943,860

The notes on pages 31 to 53 form an integral part of this condensed consolidated interim financial information.

Sands China Ltd.

Condensed Consolidated Statement of Cash Flows

	Six months ended June 30,
	2010	2009
	US$’000
	(Unaudited )	(Audited, as restated)

Net cash generated from operating activities	584,949	298,828
Net cash used in investing activities	(288,270)	(244,495)
Net cash used in financing activities	(528,641)	(131,160)

Net decrease in cash and cash equivalents	(231,962)	(76,827)
Cash and cash equivalents at beginning of the period	908,334	417,769
Effect of exchange rate on cash and cash equivalents	(2,609)	(322)

Cash and cash equivalents at end of the period	673,763	340,620

The notes on pages 31 to 53 form an integral part of this condensed consolidated interim financial information.

Interim Report 2010

Notes to the Condensed Consolidated Interim Financial Information

1.	General information

Principal activities

Sands China Ltd. (the “Company”) and its subsidiaries (collectively the “Group”) is principally engaged in the development and operation of integrated resorts and other ancillary services (the “Gaming and Other Related Operations”) in the Macao Special Administrative Region of the People’s Republic of China (“Macao”).

The Company was incorporated in the Cayman Islands on July 15, 2009 as an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands. The address of the Company’s registered office is Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The Company’s principal place of business in Hong Kong registered under Part XI of the Hong Kong Companies Ordinance at Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong.

The Group owns and operates the Sands Macao, the first Las Vegas-style casino in Macao, pursuant to a 20-year gaming subconcession.

The Group also owns and operates The Venetian Macao Resort Hotel (“The Venetian Macao”), which anchors the Cotai Strip, the Group’s master-planned development of integrated resort properties in Macao.

In August 2008, the Group opened the Four Seasons Hotel, the Plaza Casino, the Shoppes at Four Seasons (together with the Paiza Mansions opened in July 2009 and the apart-hotel tower, referred to as “The Plaza Macao”). The Plaza Macao is located adjacent to The Venetian Macao.

The Group’s other ancillary services include ferry operations and other related operations.

The Company’s shares were listed on the Main Board of the Stock Exchange on November 30, 2009.

The unaudited condensed consolidated interim financial information (the “Interim Financial Information”) is presented in United States dollars (“US$”), unless otherwise stated. The Interim Financial Information was approved and authorized for issue by the Board of Directors of the Company on August 26, 2010.

This Interim Financial Information has not been audited.

2.	Basis of preparation

The Interim Financial Information for the six months ended June 30, 2010 has been prepared in accordance with the International Accounting Standard (“IAS”) 34 ‘Interim Financial Reporting’ issued by the International Accounting Standard Board (“IASB”) and the applicable disclosure requirements of Appendix 16 to the Listing Rules. It should be read in conjunction with the Group’s annual financial statements for the year ended December 31, 2009, which were prepared in accordance with International Financial Reporting Standards (“IFRS”).

Sands China Ltd.

Notes to the Condensed Consolidated Interim Financial Information

3.	Changes in accounting policies and disclosures

The accounting policies adopted in the preparation of the Interim Financial Information for the six months ended June 30, 2010 are consistent with those adopted and as described in the Group’s annual financial statements for the year ended December 31, 2009, except for the adoption of new standards and interpretations as of January 1, 2010, noted below which are relevant to the Group.

IAS 17 (amendment), ‘Leases’ (effective from January 1, 2010). The amendment is part of the IASB’s annual improvements project published in April 2009 and the Group has applied IAS 17 (amendment) from January 1, 2010. The adoption of IAS 17 (amendment) resulted in retrospective adjustments of leasehold interests in land from operating lease to finance lease, and finance lease liabilities on leasehold interests in land, and the consequential adjustments on investment properties, property and equipment, operating lease amortization, finance lease depreciation, interest expense and related interest capitalization. The effect of the adoption is set out in Note 18 to the Group’s Interim Financial Information.

International Financial Reporting Interpretations Committee (“IFRIC”) 17 ‘Distribution of non-cash assets to owners’ (effective on or after July 1, 2009), provides guidance on accounting for arrangements whereby an entity distributes non- cash assets to shareholders either as a distribution of reserves or as dividends. IFRS 5 has also been amended to require that assets are classified as held for distribution only when they are available for distribution in their present condition and the distribution is highly probable. The adoption of IFRIC 17 has no material impact on the Group’s Interim Financial Information.

IAS 27 (revised), ‘Consolidated and separate financial statements’, (effective from July 1, 2009). The revised standard requires the effects of all transactions with minority interest to be recorded in equity if there is no change in control and these transactions will no longer result in goodwill or gains and losses. The standard also specifies the accounting when control is lost. Any remaining interest in the entity is re-measured to fair value, and a gain or loss is recognized in the consolidated income statement. The Group adopted IAS 27 (revised) prospectively to transactions with minority interest from January 1, 2010 and the adoption of IAS 27 (revised) has no material impact on the Group’s Interim Financial Information.

IFRS 3 (revised), ‘Business combinations’ (effective from July 1, 2009). The revised standard continues to apply the acquisition method to business combinations, with some significant changes. For example, all payments to purchase a business are to be recorded at fair value at the acquisition date, with contingent payments classified as debt subsequently re-measured through the consolidated income statement. There is a choice on an acquisition-by-acquisition basis to measure the non-controlling interest in the acquiree either at fair vale or at the non-controlling interest’s proportionate share of the acquiree’s net assets. All acquisition-related costs should be expensed. The Group adopted IFRS 3 (revised) prospectively to all business combinations from January 1, 2010 and the adoption of IFRS 3 (revised) has no material impact on the Group’s Interim Financial Information.

IAS 38 (amendment), ‘Intangible Assets’ (effective from July 1, 2009), clarifies guidance in measuring the fair value of an intangible asset acquired in a business combination and it permits the grouping of intangible assets as a single asset if each asset has similar useful economic lives. The amendment has no material impact on the Group’s Interim Financial Information.

Interim Report 2010

Notes to the Condensed Consolidated Interim Financial Information

3.	Changes in accounting policies and disclosures (continued)

IFRS 5 (amendment), ‘Measurement of non-current assets (or disposal groups) classified as held for sale’, provides clarification that IFRS 5 specifies the disclosures required in respect of non-current assets (or disposal groups) classified as held for sale or discontinued operations. It also clarifies that the general requirements of IAS 1 still apply, particularly paragraph 15 (to achieve a fair presentation) and paragraph 125 (sources of estimation uncertainty) of IAS 1. The Group adopted IFRS 5 (amendment) from January 1, 2010 and the amendment has no material impact on the Group’s Interim Financial Information.

IAS 1 (amendment), ‘Presentation of financial statements’, provides clarification that the potential settlement of a liability by the issue of equity is not relevant to its classification as current or non-current. By amending the definition of current liability, the amendment permits a liability to be classified as non-current (provided that the entity has an unconditional right to defer settlement by transfer of cash or other assets for at least 12 months after the accounting period) notwithstanding the fact that the entity could be required by the counterparty to settle in shares at any time. The Group adopted IAS 1 (amendment) from January 1, 2010 and the amendment has no material impact on the Group’s Interim Financial Information.

IFRS 2 (amendments), ‘Group cash-settled share-based payment transactions’ (effective from January 1, 2010). In addition to incorporating IFRIC-Int 8, ‘Scope of IFRS 2’, and IFRIC-Int 11, ‘IFRS 2 — Group and treasury share transactions’, the amendments expand on the guidance in IFRIC 11 to address the classification of group arrangements that were not covered by the interpretation. The new guidance is not expected to have a material impact on the Group’s Interim Financial Information.

IFRS 8 (amendment) allows that total segment assets are to be disclosed only when such information is regularly provided to chief operating decision maker, like segment liabilities under the current IFRS 8.

The Group has not early adopted the following new or revised standards, amendments, improvements and interpretations that have been issued but are not yet effective for the period:

Revised standards, amendments and interpretations

Effective from

IAS 24 (Revised)	Related Party Disclosures	January 1, 2011
IAS 32 (Amendment)	Financial Instruments Disclosures — Classification of Rights Issues	February 1, 2010
IFRS 9	Financial Instruments — Classification and Measurements	January 1, 2013
IFRIC–Int 14 (Amendment)	IAS 19 — The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interactions	January 1, 2011
IFRIC–Int 19	Extinguishing Financial Liabilities with Equity Instruments	July 1, 2010

Sands China Ltd.

Notes to the Condensed Consolidated Interim Financial Information

3.	Changes in accounting policies and disclosures (continued)

Third annual improvements project (2010) published in May 2010 by the IASB

Effective from

IFRS 3 (Revised)	Business Combinations	July 1, 2010
IFRS 7	Financial Instruments: Disclosures	January 1, 2011
IAS 1	Presentation of Financial Statements	January 1, 2011
IAS 27	Consolidated and Separate Financial Statements	January 1, 2011
IAS 34	Interim Financial Reporting	January 1, 2011
IFRIC–Int 13	Customer Loyalty Programmes	January 1, 2011

The Group will adopt the above new and revised standards, amendments, interpretations and improvements to existing standards as and when they become effective. The Group has already commenced the assessment of the impact to the Group and is not yet in a position to state whether these would have a significant impact on the results of operations and financial position of the Group.

4.	Segment information

Management has determined the operating segments based on the reports reviewed by a group of senior management to make strategic decisions. The Group considers the business from a property and service perspective.

The Group’s principal operating and developmental activities occur in Macao, which is the sole geographic area that the Group domiciles. The Group reviews the results of operations for each of its key operating segments, which are also the reportable segments: Sands Macao, The Venetian Macao, The Plaza Macao, ferry and other operations and other developments (on Parcels 3, 5, 6, 7 and 8 of the Cotai Strip).

Sands Macao, The Venetian Macao, The Plaza Macao and other developments, once in operation will, derive their revenue primarily from casino, hotel, food and beverage, mall, convention, retail and other sources. Ferry and other operations mainly derive their revenue from the sale of ferry tickets for transportation between Hong Kong and Macao.

Interim Report 2010

Notes to the Condensed Consolidated Interim Financial Information

4.	Segment information (continued)

The Group’s segment information is as follows:

	Six months ended June 30,
	2010		2009
	US$’000
	(Unaudited	)	(Audited, Note 19)
Net revenues:
The Venetian Macao	1,128,446		931,754
Sands Macao	584,159		458,612
The Plaza Macao	246,226		95,691
Ferry and other operations	44,351		33,226
Other developments	—		—
Inter-segment revenues	(22,683)		(18,696)

	1,980,499		1,500,587

	Six months ended June 30,
	2010		2009
	US$’000
	(Unaudited	)	(Unaudited, Note 19)
Adjusted EBITDA (Note):
The Venetian Macao	362,624		229,189
Sands Macao	150,359		111,346
The Plaza Macao	52,434		9,326
Ferry and other operations	(10,983)		(12,208)
Other developments	—		—

	554,434		337,653

Note:

Adjusted EBITDA is profit before interest, income taxes, depreciation and amortization (net of amortization of show production costs), pre-opening expense, net foreign exchange losses or gains, loss or gain on disposal of property and equipment, corporate expense, share-based compensation and fair value losses or gains on financial assets at fair value through profit or loss. Adjusted EBITDA is used by management as the primary measure of operating performance of the Group’s properties and to compare the operating performance of the Group’s properties with that of its competitors. However, adjusted EBITDA should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of the Group’s IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. As a result, adjusted EBITDA as presented by the Group may not be directly comparable to other similarly titled measures presented by other companies.

Sands China Ltd.

Notes to the Condensed Consolidated Interim Financial Information

4.	Segment information (continued)

	Six months ended June 30,
	2010		2009
	US$’000
	(Unaudited	)	(Audited, as restated	)

Depreciation and amortization:
The Venetian Macao	108,928		105,586
Sands Macao	21,470		25,287
The Plaza Macao	25,257		25,327
Ferry and other operations	7,596		6,020
Other developments	88		142

	163,339		162,362

The following is a reconciliation of adjusted EBITDA to profit for the period attributable to equity holders of the Company:

	Six months ended June 30,
	2010	2009
	US$’000
	(Unaudited)

Adjusted EBITDA	554,434	337,653
Share-based compensation granted to employees by LVS and the Company, net of amounts capitalized	(7,224)	(3,457)
Corporate expense	(13,571)	(4,692)
Pre-opening expense	(12,213)	(51,956)
Depreciation and amortization	(163,339)	(162,362)
Amortization of show production costs	2,105	2,115
Net foreign exchange losses	(8,414)	(149)
Loss on disposal of property and equipment	(29,435)	(4,894)
Fair value losses on financial assets at fair value through profit or loss	(1,415)	—

Operating profit	320,928	112,258
Interest income	1,175	281
Interest expense, net of amounts capitalized	(71,450)	(54,026)

Profit before income tax	250,653	58,513
Income tax expense	(153)	(167)

Profit for the period attributable to equity holders of the Company	250,500	58,346

Interim Report 2010

Notes to the Condensed Consolidated Interim Financial Information

4.	Segment information (continued)

	As at June 30, 2010		As at December 31, 2009
	US$’000
	(Unaudited	)	(Audited, as restated	)

Total assets
The Venetian Macao	2,816,945		2,873,777
Sands Macao	531,232		530,354
The Plaza Macao	1,185,073		1,181,847
Ferry and other operations	351,642		774,907
Other developments	2,565,869		2,266,847

	7,450,761		7,627,732

During the six months ended June 30, 2010, US$391.6 million of cash and bank balances that the Company derived from the Global Offering was allocated from the ferry and other operations segment to the other developments segment.

	As at June 30, 2010		As at December 31, 2009
	US$’000
	(Unaudited	)	(Audited, as restated	)

Total non-current assets
Held locally	6,012,102		6,159,305
Held in foreign countries	275,074		236,249
Deferred income tax assets	96		113
Financial assets at fair value through profit or loss	114		1,529

	6,287,386		6,397,196

Sands China Ltd.

Notes to the Condensed Consolidated Interim Financial Information

5.	Property and equipment, net

	As at June 30, 2010	As at December 31, 2009
	US$’000
	(Unaudited )	(Audited, as restated )

Balance, beginning of period/year	5,525,057	5,569,025
Transfer to investment properties upon adoption of IAS 40 (Amendment)	—	(227,942)
Additions	89,945	511,171
Adjustment to project costs	(293)	(11,629)
Disposals	(34,338)	(12,149)
Depreciation	(149,317)	(300,858)
Exchange differences	(16,860)	(2,561)

Balance, end of the period/year	5,414,194	5,525,057

6.	Trade and other receivables and prepayments, net

The aging analysis of trade receivables, net of provision for doubtful accounts, is as follows:

	As at June 30, 2010		As at December 31, 2009
	US$’000
	(Unaudited	)	(Audited	)

0–30 days	163,536		197,645
31–60 days	34,251		16,796
61–90 days	12,285		9,508
Over 90 days	32,727		28,943

	242,799		252,892

Interim Report 2010

Notes to the Condensed Consolidated Interim Financial Information

7.	Investments

The investments as at June 30, 2010 comprise fixed deposits with maturities over 90 days.

8.	Share capital

Issued share capital of the Company:

	As at June 30, 2010		As at December 31, 2009
	Number of shares	Ordinary shares	Number of shares	Ordinary shares
		US$’000		US$’000
	(Unaudited)		(Audited)
Issued and fully paid:
At July 15, 2009, date of incorporation	—	—	1	—
At January 1, 2010	8,047,865,084	80,479	—	—
Shares issued pursuant to the global offering	—	—	1,270,000,000	12,700
Shares issued under the Capitalization Issue	—	—	6,279,999,999	62,800
Shares issued upon bond conversion	—	—	497,865,084	4,979

At end of the period/year	8,047,865,084	80,479	8,047,865,084	80,479

Sands China Ltd.

Notes to the Condensed Consolidated Interim Financial Information

9.	Borrowings

	As at June 30, 2010		As at December 31, 2009
	US$’000
	(Unaudited	)	(Audited, as restated	)

Non-current portion
Bank loans, secured	2,211,309		2,768,457
Finance lease liabilities on leasehold interests in land, secured	194,662		218,237
Other finance lease liabilities, secured	180		283

	2,406,151		2,986,977
Less: deferred financing costs	(81,938)		(36,128)

	2,324,213		2,950,849

Current portion
Bank loans, secured	250,060		86,476
Finance lease liabilities on leasehold interests in land, secured	56,408		49,771
Other finance lease liabilities, secured	194		209

			136,456

Total borrowings	2,630,875		3,087,305

The Group’s borrowings are denominated in the following currencies:

	As at June 30, 2010		As at December 31, 2009
	US$’000
	(Unaudited	)	(Audited, as restated	)

US$	2,121,021		2,529,330
Macao Patacas (“MOP”)	316,977		346,721
Hong Kong Dollar (“HK$”)	192,832		211,187
Renminbi	45		67

	2,630,875		3,087,305

Interim Report 2010

Notes to the Condensed Consolidated Interim Financial Information

9.	Borrowings (continued)

The movements of bank loans are analyzed as follows:

	As at June 30, 2010	As at December 31, 2009
	US$’000
	(Unaudited )	(Audited )
Balance, beginning of period/year	2,854,933	3,525,507
Proceeds from borrowings	—	9,885
Repayments of borrowings	(392,575)	(680,302)
Exchange differences	(989)	(157)

Balance, end of period/year	2,461,369	2,854,933

The estimated fair value of the Group’s bank loans as at June 30, 2010 was approximately US$2.40 billion (as at December 31, 2009: US$2.71 billion). The maturities of bank loans are as follows:

	As at June 30, 2010		As at December 31, 2009
	US$’000
	(Unaudited	)	(Audited	)
Bank loans
Repayable within 1 year	250,060		86,476
Repayable between 1 and 2 years	632,018		875,395
Repayable between 2 and 5 years	1,561,791		1,857,935
Repayable after 5 years	17,500		35,127

	2,461,369		2,854,933

Sands China Ltd.

Notes to the Condensed Consolidated Interim Financial Information

9.	Borrowings (continued)

The movements of finance lease liabilities on leasehold interests in land are analyzed as follows:

	As at June 30, 2010	As at December 31, 2009
	US$’000
	(Unaudited)

Balance, beginning of period/year	268,008	112,612
Additions	—	272,167
Repayments	(16,938)	(116,771)

Balance, end of period/year	251,070	268,008

The contractual maturities of the Group’s current and future financial liabilities, based on undiscounted cash flows, are as follows:

	Within the first year	In the second year	In the third to fifth year	Over the fifth year	Total
	US$’000
	(Unaudited)

At June 30, 2010
Bank borrowings	390,265	740,599	1,645,849	20,071	2,796,784
Finance lease liabilities on leasehold interests in land	64,248	49,697	83,190	236,907	434,042
Other finance lease liabilities	226	160	34	—	420
Trade and other payables	860,990	—	14,794	—	875,784

	(Audited, as restated)

At December 31, 2009
Bank borrowings	252,401	1,018,122	2,011,636	47,495	3,329,654
Finance lease liabilities on leasehold interests in land	55,860	49,876	105,020	243,031	453,787
Other finance lease liabilities	255	205	106	—	566
Trade and other payables	828,791	—	12,570	—	841,361

Interim Report 2010

Notes to the Condensed Consolidated Interim Financial Information

9.	Borrowings (continued)

VOL Credit Facility

On May 17, 2010, a subsidiary of the Company, Venetian Orient Limited (“VOL”, owner and developer of the integrated resort on Cotai Strip Parcels 5 and 6), entered into a credit agreement (the “VOL Credit Facility”) providing for up to US$1.75 billion (or equivalent in HK$ or MOP), which consists of a US$750.0 million term loan (the “VOL Term Facility”) that was fully drawn on July 16, 2010, a US$750.0 million delayed draw term loan available for 18 months after closing (the “VOL Delayed Draw Facility”) and a US$250.0 million revolving facility available until April 17, 2015 (the “VOL Revolving Facility”). As at June 30, 2010, the Company had not drawn any amounts under the VOL Revolving Facility.

The indebtedness under the VOL Credit Facility is guaranteed by any future restricted subsidiaries of VOL. The obligations under the VOL Credit Facility are collateralized by a first-priority security interest in substantially all of VOL’s assets, other than (1) capital stock and similar ownership interests, (2) certain furniture, fixtures, fittings and equipment and (3) certain other excluded assets.

The VOL Credit Facility matures on June 16, 2015, with VOL required to repay or prepay the VOL Credit Facility under certain circumstances. Commencing on March 31, 2013, and at the end of each subsequent quarter in 2013, VOL is required to repay the outstanding VOL Term and Delayed Draw Facilities on a pro rata basis in an amount equal to 5% of the aggregate principal amount of term loans outstanding as of November 17, 2011. Commencing on March 31, 2014, and at the end of each subsequent quarter in 2014, VOL is required to repay the outstanding VOL Term and Delayed Draw Facilities on a pro rata bases in an amount equal to 7.5% of the aggregate principal amount of term loans outstanding as of November 17, 2011. In addition, commencing with December 31, 2013, and the end of each fiscal year thereafter, VOL is required to further repay the outstanding VOL Term and Delayed Draw Facilities on a pro rata basis with 50%, subject to downward adjustments if certain conditions are met, of its excess free cash flow (as defined by the VOL Credit Facility).

Borrowings under the VOL Credit Facility bear interest at either the adjusted Eurodollar rate or an alternative base rate (in the case of U.S. dollar denominated loans) or HIBOR (in the case of HK$ and MOP denominated loans), as applicable, plus a spread of 4.5% per annum. VOL will pay standby fees of 2.0% per annum on the undrawn amounts under the VOL Term and Delayed Draw Facilities and 1.50% per annum on the undrawn amounts under the VOL Revolving Facility.

The VOL Credit Facility contains affirmative and negative covenants customary for such financings, including, but not limited to, limitations on liens, annual capital expenditures other than project costs, incurrence of indebtedness, loans and guarantees, investments, acquisitions and asset sales, restricted payments and other distributions, affiliate transactions and use of proceeds from the facility. The VOL Credit Facility also requires VOL to comply with financial covenants as of the first full quarter beginning six months after the commencement of substantial operations of Phases I and II of the integrated resort on Cotai Strip Parcels 5 and 6, including maximum ratios of total indebtedness to EBITDA (as defined in the VOL Credit Facility) and minimum ratios of EBITDA to total interest expense. The VOL Credit Facility also contains events of default customary for such financings.

Sands China Ltd.

Notes to the Condensed Consolidated Interim Financial Information

10.	Trade and other payables

The aging analysis of trade payables is as follows:

	As at June 30, 2010		As at December 31, 2009
	US$’000
	(Unaudited	)	(Audited	)
0–30 days	17,785		11,356
31–60 days	4,911		10,977
61–90 days	588		8,302
Over 90 days	2,741		2,948

	26,025		33,583

11.	Net revenues

	Six months ended June 30,
	2010		2009
	US$’000
	(Unaudited	)	(Audited	)
Casino	1,768,543		1,317,124
Rooms	67,477		55,477
Food and beverage	34,882		25,446
Mall
— Income from right of use	43,477		50,961
— Management fees and other	11,026		13,161
Convention, ferry, retail and other	55,094		38,418

	1,980,499		1,500,587

Interim Report 2010

Notes to the Condensed Consolidated Interim Financial Information

12.	Income tax expense

	Six months ended June 30,
	2010		2009
	US$’000
	(Unaudited	)	(Audited	)
Current income tax
Macao complementary tax	70		160
Hong Kong profit tax	—		1
Other overseas taxes	66		—

Deferred income tax	17		6

Income tax expense	153		167

Macao complementary tax is levied at progressive rates ranging from 3% to 9% on the taxable income above MOP32,000 (equivalent to US$4,000) but below MOP300,000 (equivalent to US$37,500), and thereafter at a fixed rate of 12%. For the period ended June 30, 2010, a special complementary tax incentive is provided to effect that tax free income threshold is increased from MOP32,000 to MOP200,000 (equivalent to US$4,000 to US$25,000) with the next MOP100,000 (equivalent to US$12,500) of profit being taxed at a fixed rate of 9% and thereafter at a fixed rate of 12% (six months ended June 30, 2009: same).

Pursuant to the Despatch No. 250/2004 issued by the Chief Executive of the Macao Government on September 30, 2004, VML was exempted from Macao complementary tax on its gaming activities for five years effective from the 2004 year of assessment. On May 21, 2008, VML was granted, pursuant to the Despatch No. 167/2008 issued by the Chief Executive of the Macao Government, an extension of the tax exemption regarding Macao complementary tax on its gaming activities for an additional five years, which is set to expire in 2013. Regarding the other subsidiaries, during the period ended June 30, 2010, Macao complementary tax is calculated progressively at a maximum of 12% (six months ended June 30, 2009: same).

13.	Dividends

No dividend has been paid or declared by the Company for the six months ended June 30, 2010 (six months ended June 30, 2009: same).

14.	Earnings per share

Basic earnings per share is calculated by dividing the profit for the period attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the period.

The Company was incorporated on July 15, 2009. The weighted average number of ordinary shares in issue during the six months ended June 30, 2009 used in the basic earnings per share calculation is determined on the assumption that the 6,279,999,999 shares at par value of US$0.01 each issued upon the capitalization issue to Venetian Venture Development Intermediate II, the immediate holding company, had been in issue prior to the incorporation of the Company.

Sands China Ltd.

Notes to the Condensed Consolidated Interim Financial Information

14.	Earnings per share (continued)

	Six months ended June 30,
	2010	2009
	(Unaudited)
Profit attributable to equity holders of the Company (US$’000)	250,500	58,346
Weighted average number of shares (thousand shares)	8,047,865	6,280,000

Earning per share, basic (US$)	US3.11 cents	US0.93 cents

Earning per share, basic (HK$)(i)	HK24.20 cents	HK7.21 cents

(i)

The translation of US$ amounts into HK$ amounts has been made at the rate of US$1.00 to HK$7.7827 (six months ended June 30, 2009: US$1.00 to HK$7.750). No representation is made that the HK$ amounts have been, could have been or could be converted into US$, or vice versa, at that rate, or at any other rates or at all.

Diluted earnings per share are equal to basic earnings per share as the share options of the Company did not result in any potential dilutive effect on the ordinary shares outstanding during the period (six months ended June 30, 2009: same).

15.	Related party transactions

For the purposes of this Interim Financial Information, parties are considered to be related to the Group if the party has the ability, directly or indirectly, to exercise significant influence over the Group in making financial and operating decisions, or vice versa. Related parties may be individuals (being members of key management personnel, significant shareholders and/or their close family members) or other entities, and include entities which are under the significant influence of related parties of the Group where those parties are individuals. Related companies represent the group companies of the LVS group. LVS is the Group’s ultimate holding company.

Save as disclosed elsewhere in this Interim Financial Information, the Group has the following significant transactions with the related parties as defined in IAS 24 ‘Related Party Disclosures’:

(a)	Management fees

	Six months ended June 30,
	2010		2009
	US$’000
	(Unaudited	)	(Audited	)
LVS	2,805		1,361
Intermediate holding company	131		—
Fellow subsidiaries	7,201		9,261

	10,137		10,622

Interim Report 2010

Notes to the Condensed Consolidated Interim Financial Information

15.	Related party transactions (continued)

(a)	Management fees (continued)

Management services are provided by LVS and other fellow subsidiaries for providing services including but not limited to human resources support, accounting services, sourcing of goods and services, sourcing of tenants for the malls and other various types of marketing and promotion activities for the Group. Management fees are charged on a cost-plus basis, allowing a margin of 5% to 10%.

(b)	Interest expense

	Six months ended June 30,
	2010	2009
	US$’000
	(Unaudited)	(Audited)
LVS	—	1,579
Intermediate holding company	—	676

	—	2,255

Immediately prior to the completion of the Global Offering, the Group repaid all of the shareholders’ loans owed to LVS and one of its U.S. subsidiaries.

(c)	Period-end balances arising from operating expenses paid by/on behalf of and advances to/from the Group:

	As at June 30, 2010	As at December 31, 2009
	US$’000
	(Unaudited)	(Audited)

Receivables from fellow subsidiaries	6,167	1,222

Payables to related companies:
LVS	938	2,555
Intermediate holding companies	276	4,086
Fellow subsidiaries	9,482	10,700

	10,696	17,341

The receivables and payables are unsecured, interest-free and have no fixed terms of repayment.

(d)	Key management personnel remuneration

No transaction has been entered with the directors of the Company (being the key management personnel) during the six months ended June 30, 2010 other than the emoluments paid or payable to them totaling US$2.9 million (six months ended June 30, 2009: US$1.3 million).

Sands China Ltd.

Notes to the Condensed Consolidated Interim Financial Information

15.	Related party transactions (continued)

(e)	Royalty fees

There has been no change in the terms of the royalty agreement that was entered into with Las Vegas Sands, LLC in November 2009 since the 2009 annual report. During the six months ended June 30, 2010, the Group incurred US$10.0 million (six months ended June 30, 2009: nil) of royalty fees under this agreement.

(f)	Share-based compensation

The Company adopted an equity award plan (the “SCL Equity Plan”) for grants of options to purchase ordinary shares of the Company (Note 16(a)). The Group participates in the share-based compensation plan of the LVS (Note 16(b)).

16.	Share-based compensation

(a)	Share options of the Company

The purpose of the SCL Equity Plan is to give the Company a competitive edge in attracting, retaining and motivating employees, directors and consultants and to provide the Company with a stock plan providing incentives directly related to increases in its stockholder value. Subject to certain criteria as defined in the SCL Equity Plan, the Company’s subsidiaries’ or affiliates’ employees, directors or officers and many of its consultants are eligible for awards under the SCL Equity Plan. The SCL Equity Plan provides for an aggregate of 804,786,508 shares of the Company’s ordinary shares to be available for awards, representing 10% of the outstanding shares upon completion of the global offering. The SCL Equity Plan has a term of ten years and no further awards may be granted after the expiration of the term. The Company’s Remuneration Committee may grant awards of share options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards or any combination of the foregoing. As at June 30, 2010, there were 784,410,408 shares available for grant under the SCL Equity Plan.

Share option awards are granted with an exercise price not less than (i) the closing price of the Company’s ordinary shares on the date of grant or (ii) the average closing price of the Company’s ordinary shares for the five business days immediately preceding the date of grant. The outstanding share options generally vest over four years and have ten-year contractual terms. Compensation cost for all share option grants, which all have graded vesting, is net of estimated forfeitures and is recognized on an accelerated granted attribution approach over the awards’ respective requisite service periods. The Company estimates the fair value of share options using the Black-Scholes option- pricing model. Expected volatilities are based on the historical volatilities from a selection of companies from the Company’s peer group due to the Company’s lack of historical information. The risk-free interest rate for periods equal to the expected term of the share option is based on the Hong Kong Exchange Fund Note rate in effect at the time of grant.

Interim Report 2010

Notes to the Condensed Consolidated Interim Financial Information

16.	Share-based compensation (continued)

(a)	Share options of the Company (continued)

During the six months ended June 30, 2010, share-based compensation expense incurred under the SCL Equity Plan was US$2.4 million (six months ended June 30, 2009: nil), of which US$0.3 million (six months ended June 30, 2009: nil) was capitalized as part of property and equipment. Movements in the number of share options outstanding and their related weighted average exercise prices during the period are as follows:

	Six months ended June 30,
	2010		2009
	Weighted average exercise price	Number of options (‘000)	Weighted average exercise price	Number of options (‘000)
	US$		US$
	(Unaudited)		(Audited)
Outstanding at January 1	—	—	—	—
Granted	1.58	20,376	—	—
Exercised	—	—	—	—
Forfeited	1.59	(567)	—	—

Outstanding at June 30	1.58	19,809	—	—

Exercisable at June 30	—	—	—	—

Sands China Ltd.

Notes to the Condensed Consolidated Interim Financial Information

16.	Share-based compensation (continued)

(b)	Share options of LVS

The Group participates in the share-based compensation plan of LVS. The share-based compensation expenses charged by LVS during the six months ended June 30, 2010 amounted to US$6.1 million (six months ended June 30, 2009: US$3.8 million).

	Six months ended June 30,
	2010		2009
	Weighted average exercise price (i)	Number of options (‘000)(ii)	Weighted average exercise price(i)	Number of options (‘000)(ii)
	US$		US$
	(Unaudited)		(Audited)

Outstanding at January 1	47.97	2,366	63.36	2,872
Granted	—	—	7.68	179
Transfer-in(iii)	72.16	11	56.14	109
Exercised	10.89	(269)	—	—
Transfer-out(iii)	69.50	(82)	50.50	(254)
Forfeited	64.47	(71)	68.63	(654)
Expired	78.88	(30)	62.59	(248)

Outstanding at June 30	51.27	1,925	58.00	2,004

Exercisable at June 30	58.20	930	58.59	601

(i)	Exercise price is expressed in US$.
(ii)	Number of options represents the number of ordinary shares in LVS into which the options are exercisable.
(iii)	Transfer-in and transfer-out represent movement of options held by grantees who transferred from other subsidiaries of LVS to the Group, or vice versa.

Interim Report 2010

Notes to the Condensed Consolidated Interim Financial Information

17.	Commitments and contingencies
(a)	Capital commitments

Future commitments for property and equipment that are not recorded in the financial statements herein are as follows:

	As at June 30, 2010	As at December 31, 2009
	US$’000
	(Unaudited)	(Audited)
Contracted but not provided for	479,883	162,054
Authorized but not contracted for	1,364,199	1,708,208

	1,844,082	1,870,262

(b)	Operating lease commitments

(i)	The Group as the lessee

The Group had future aggregate minimum lease payments under non-cancellable operating leases for interests in property and equipment as follows:

	As at June 30, 2010	As at December 31, 2009
	US$’000
	(Unaudited)	(Audited, as restated)
No later than 1 year	2,919	2,898
Later than 1 year and no later than 5 years	6,358	7,750

	9,277	10,648

Sands China Ltd.

Notes to the Condensed Consolidated Interim Financial Information

17.	Commitments and contingencies (continued)

(b)	Operating lease commitments (continued)

(ii)	The Group as the lessor/grantor of the right of use

The future aggregate minimum lease/base fee rent receivables under non-cancellable agreements are as follows:

	As at June 30, 2010		As at December 31, 2009
	US$’000
	(Unaudited	)	(Audited	)
No later than 1 year	104,173		96,200
Later than 1 year and no later than 5 years	191,001		217,469
Later than 5 years	111,570		130,972

	406,744		444,641

(c)	Contingencies

There have been no material changes in contingencies since the last annual report.

18.	Adoption of IAS 17 (Amendment)

(i)	Effect on the consolidated balance sheet at January 1, 2009

	At January 1, 2009 as previously stated	Effects of IAS 17 Amendment	At January 1, 2009 as restated
		US$’000
Investment properties, net	338,014	72,990	411,004
Property and equipment, net	5,235,823	333,202	5,569,025
Leasehold interests in land, net	274,443	(274,443)	—
Borrowings	3,643,160	112,612	3,755,772
Trade and other payables	1,994,705	6,815	2,001,520
Retained earnings	1,140,093	12,322	1,152,415

Interim Report 2010

Notes to the Condensed Consolidated Interim Financial Information

18.	Adoption of IAS 17 (Amendment) (continued)

(ii)	Effect on the consolidated income statement for the six months ended June 30, 2009

	For the six months ended June 30, 2009 as previously stated	Effects of IAS 17 Amendment	For the six months ended June 30, 2009 as restated
		US$’000
Depreciation and amortization	158,444	3,918	162,362
Land lease expense	6,125	(6,125)	—
Interest expense, net of amounts capitalized	52,211	1,815	54,026
Net foreign exchange losses	125	24	149

(iii)	Effect on the consolidated balance sheet at January 1, 2010

	At January 1, 2010 as previously stated	Effects of IAS 17 Amendment	At January 1, 2010 as restated
		US$’000
Investment properties, net	676,512	72,231	748,743
Property and equipment, net	4,926,540	598,517	5,525,057
Leasehold interests in land, net	378,918	(378,918)	—
Borrowings	2,819,297	268,008	3,087,305
Trade and other payables	831,041	10,320	841,361
Retained earnings	1,353,836	13,502	1,367,338

(iv)	Effect on the consolidated income statement for the six months ended June 30, 2010

	For the six months ended June 30, 2010 prior to adoption	Effects of IAS 17 Amendment	For the six months ended June 30, 2010
		US$’000
Depreciation and amortization	159,421	3,918	163,339
Land lease expense	14,119	-14,119	—
Interest expense, net of amounts capitalized	68,805	2,645	71,450
Net foreign exchange losses	8,383	32	8,415

19.	Comparatives

Certain comparative figures have been reclassified to conform to the presentation of the current period.

Sands China Ltd.

Corporate Information

(as at the Latest Practicable Date)

Directors

Executive Directors

Mr. Michael Alan Leven (Acting Chief Executive Officer)

Mr. Toh Hup Hock (Chief Financial Officer)

Non-Executive Director

Mr. Sheldon Gary Adelson (Chairman)

Mr. Jeffrey Howard Schwartz

Mr. Irwin Abe Siegel

Independent Non-Executive Directors

Mr. Iain Ferguson Bruce

Ms. Chiang Yun

Mr. David Muir Turnbull

Registered Office in Cayman Islands

Walkers Corporate Services Limited

Walker House, 87 Mary Street

George Town, Grand Cayman KY1-9005

Cayman Islands

Principal place of Business and Head Office in Macao

The Venetian Macao-Resort-Hotel

Executive Offices, L2

Estrada da Baia de N. Senhora da Esperanca, s/n

Taipa, Macao

Principal Place of Business in Hong Kong

Level 28, Three Pacific Place

1 Queen’s Road East

Hong Kong

Company’s Website

www.sandschinaltd.com

Joint Company Secretaries

Ms. Anne Maree Salt

Ms. Ho Siu Pik (ACS, ACIS)

Board Committees

Audit Committee

Mr. Iain Ferguson Bruce (Chairman)

Ms. Chiang Yun

Mr. Irwin Abe Siegel

Remuneration Committee

Mr. David Muir Turnbull (Chairman)

Mr. Iain Ferguson Bruce

Mr. Jeffrey Howard Schwartz

LVSC Announcements Committee

Mr. Irwin Abe Siegel (Chairman)

Mr. Iain Ferguson Bruce

Mr. David Muir Turnbull

CEO Search Committee

Mr. Irwin Abe Siegel (Chairman)

Mr. Michael Alan Leven

Mr. David Muir Turnbull

Transitional Advisory Committee

Mr. Irwin Abe Siegel (Chairman)

Mr. Michael Alan Leven

Mr. David Muir Turnbull

Authorized Representatives

Mr. Irwin Abe Siegel

Ms. Anne Maree Salt

Level 28, Three Pacific Place

1 Queen’s Road East

Hong Kong

Cayman Islands principal share registrar and transfer office

Walkers Corporate Services Limited

Walker House, 87 Mary Street

George Town, Grand Cayman KY1-9005

Cayman Islands

Hong Kong Share Registrar

Computershare Hong Kong Investor Services Limited

Shops 1712–1716, 17th Floor

Hopewell Centre

183 Queen’s Road East

Wanchai

Hong Kong

Compliance Advisor

CLSA Equity Capital Markets Limited

Principal Bankers

Banco Nacional Ultramarino S.A.

Avenida Almeida Ribeiro, 22,

Macao

Bank of China Limited, Macao Branch

Bank of China Building

Avenida Doutor Mario Soares,

Macao

Stock Code

1928

Interim Report 2010

Contact Us

Interim Report

This 2010 Interim Report is printed in English and Chinese languages and is available on our website at www.sandschinaltd.com from September 14, 2010 and was posted to Shareholders on September 15, 2010.

Those Shareholders who received our 2010 Interim Report electronically and would like to receive a printed copy or vice versa may at any time change their means of receipt of the Company’s corporate communications free of charge by reasonable notice in writing or by email to sandschina.ecom@computershare.com.hk to the Company c/o the Hong Kong Share Registrar. Those Shareholders who have chosen to receive this 2010 Interim Report by electronic means and who, for any reason, have difficulty in receiving or gaining access to this 2010 Interim Report, may also request to be sent a copy of this 2010 Interim Report in printed form free of charge by submitting a written request or email to the Company c/o the Hong Kong Share Registrar.

Contact Us

Address:	Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong
Telephone:	+853 8118 2888
Facsimile:	+853 2888 3382
Email:	scl-enquires@venetian.com.mo

Sands China Ltd.

Glossary

“adjusted EBITDA”

adjusted EBITDA is profit before interest, income taxes, depreciation and amortization (net of amortization of show production costs), pre-opening expense, net foreign exchange losses or gains, loss or gain on disposal of property and equipment, corporate expense, share-based compensation and fair value losses or gains on financial assets at fair value through profit or loss. With respect to adjusted EBITDA for each of our properties, we make allocations of the shared support expenses based on revenue attributable to each property. Adjusted EBITDA is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDA should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of our IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. Adjusted EBITDA presented in the report may not be comparable to other similarly titled measures of other companies. In addition, our adjusted EBITDA presented in the report may differ from adjusted EBITDA presented by LVS for its Macao segment in its filings with the U.S. Securities and Exchange Commission

“ADR”	the average daily rate per occupied room in a given time period, calculated as room revenue divided by the number of rooms sold

“Board”	the board of directors of the Company

“Bonds”	the US$600.0 million exchangeable bonds due 2014 issued by VVDI (II), which were mandatorily and automatically exchanged for Shares upon the Listing

“cage”	a secure room within a casino with a facility that allows patrons to exchange cash for chips required to participate in gaming activities, or to exchange chips for cash

“CAGR”	compound annual growth rate

“Capitalization Issue”

the issue of Shares made upon the capitalization of certain sums standing to the credit of the share premium account of our Company as further described in “Statutory and General Information — Further Information About Our Group — Resolutions in Writing of the Sole Shareholder of Our Company Passed on November 8, 2009” in Appendix VII of our Prospectus

“casino(s)”	a gaming facility that provides casino games consisting of table games operated in VIP areas or mass market areas, electronic games, slot machines and other casino games

“Chief Executive”	a person who either alone or together with one or more other persons is or will be responsible under the immediate authority of the board of directors for the conduct of the business of the Company

“China” or the “PRC”	the People’s Republic of China excluding, for the purpose of this report only, Hong Kong, Macao and Taiwan, unless the context otherwise requires

Interim Report 2010

Glossary

“chip(s)”	tokens issued by a casino to players in exchange for cash or credit, which may be used to place bets on gaming tables, in lieu of cash

“Company,” “our,” “we,” “us,” or “Sands China”

Sands China Ltd., a company incorporated in the Cayman Islands on July 15, 2009 as an exempted company with limited liability and, except where the context otherwise requires, all of its subsidiaries, or where the context refers to the time before it became the holding company of its present subsidiaries, its present subsidiaries. When used in the context of gaming operations or the Subconcession, “we,” “us,” or “our” refers exclusively to VML

“Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) as amended, supplemented or otherwise modified from time to time

“Concessionaire(s)”	the holder(s) of a concession for the operation of casino games in the MSAR. As at the Latest Practicable Date, the Concessionaires were Galaxy, SJM and Wynn Macau

“Controlling Shareholder(s)”

has the meaning ascribed to it under the Listing Rules and, with respect to our Company, the controlling shareholders as referred to in “Relationship with Our Controlling Shareholders” of our

Prospectus

“Cotai”	the name given to the land reclamation area in the MSAR between the islands of Coloane and Taipa

“Cotai Strip”	integrated resort projects on Cotai being developed by us and inspired by the Las Vegas Strip in Las Vegas, Nevada, U.S.A. LVS has registered the Cotai Strip trademark in Hong Kong and Macao

“DICJ”	Gaming Inspection and Coordination Bureau (“Direcção de Inspecção e Coordenação de Jogos”) under the Secretary for Economy and Finance of the MSAR

“Director(s)”	member(s) of the board of directors of the Company

“DSEC”	the Statistics and Census Service of the MSAR

“EBITDA”	earnings before interest, taxes, depreciation and amortization

“Exchange Rate”

save as otherwise stated, amounts denominated in U.S. dollars, MOP and Hong Kong dollars have been converted, for the purposes of illustration only, in this report at:

US$1.00 : HK$7.7827

US$1.00 : MOP8.00

US$1.00 : RMB6.80

HK$1.00 : MOP1.03

“Four Seasons Hotel”	refers to the Four Seasons Hotel Macao, Cotai Strip®, which is managed and operated by FS Macau Lda., an affiliate of Four Seasons Hotels Limited

Sands China Ltd.

Glossary

“Galaxy”	Galaxy Casino S.A. (also known as Galaxy Casino Company Limited), a company incorporated in Macao on November 30, 2001 and one of the three Concessionaires

“gaming area(s)”

a gaming facility that provides casino games consisting of table games operated in VIP areas or mass market areas, electronic games, slot machines and other casino games but has not been designated as a casino by the Macao Government

“Gaming Promoter(s)”

individuals or corporations licensed by and registered with the Macao Government to promote games of fortune and chance to patrons, through the arrangement of certain services, including extension of credit (regulated by Law No. 5/2004), transportation, accommodation, dining and entertainment, whose activity is regulated by Administrative Regulation No. 6/2002

“GDP”	gross domestic product

“Global Offering”	the offer of Shares in the Company by subscription for cash at HK$10.38 on November 30, 2009 on and subject to the terms outlined in the Prospectus

“Group”

our Company and its subsidiaries and, in respect of the period before our Company became the holding company of such subsidiaries, the entities which carried on the business of the present Group at the relevant time

“HIBOR”	the Hong Kong Interbank Offered Rate

“HK$” or “HK dollars”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“IFRS”	International Financial Reporting Standards

“integrated resort(s)”	a resort which provides customers with a combination of hotel accommodations, casinos or gaming areas, retail and dining facilities, MICE space, entertainment venues and spas

“Latest Practicable Date”	September 3, 2010

“LIBOR”	London Interbank Offered Rate

“Listing”	the listing of the Shares on the Main Board on November 30, 2009

“Listing Date”	November 30, 2009, the date on which dealings in the Shares first commenced on the Main Board

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange (as amended from time to time)

Interim Report 2010

Glossary

“LVS”	Las Vegas Sands Corp., a company incorporated in Nevada, U.S.A. in August 2004 and the common stock of which is listed on the New York Stock Exchange

“LVSDutch”	LVS Dutch Intermediate Holding BV, an indirect, wholly owned subsidiary of LVS

“LVSGroup”	LVS and its subsidiaries (excluding our Group)

“Macao” or “MSAR”	the Macao Special Administrative Region of the PRC

“Macao Government”	the local government of the MSAR, established on December 20, 1999 and the local administration before this date

“Main Board”	the stock exchange (excluding the option market) operated by the Stock Exchange which is independent of and operated in parallel with the Growth Enterprise Market of the Stock Exchange

“mass market player(s)”	non-rolling chip players

“Melco Crown”	Melco Crown Jogos (Macau), S.A., a private company limited by shares (“sociedade anónima”) incorporated on May 10, 2006 under the laws of Macao and one of the three Subconcessionaires

“MGM Grand Paradise”

MGM Grand Paradise, S.A. (also known as MGM Grand Paradise Limited), a private company limited by shares (“sociedade anónima”) incorporated on June 17, 2004 under the laws of Macao and one of the three Subconcessionaires

“MICE”	Meetings, Incentives, Conventions and Exhibitions, an acronym commonly used to refer to tourism involving large groups brought together for an event or corporate meeting

“MOP” or “pataca(s)”	Macao pataca, the lawful currency of Macao

“Parcel 1”	a land parcel in Cotai totaling 291,479 square meters described under Registration No. 23225 by the Macau Property Registry, on which The Venetian Macao has been constructed

“Parcel 2”	a land parcel in Cotai totaling 53,700 square meters described under Registration No. 23223 by the Macau Property Registry, on which The Plaza Macao has been constructed

Sands China Ltd.

Glossary

“Parcel 3”

a land parcel in Cotai totaling 60,479 square meters described under Registration No. 23224 by the Macau Property Registry, which is expected to contain an integrated resort that will be connected to The Plaza Macao and the CotaiExpo center at The Venetian Macao, and may contain over 4,000 branded hotel rooms, gaming areas and other integrated resort amenities. These plans are based on general building plans submitted to the Land, Public Works and Transport Bureau of the MSAR on June 18, 2009, which we are continuing to refine and update during the course of its overall design and development

“Parcels 5 and 6”	land parcels in Cotai totaling 150,134 square meters, including 44,576 square meters designated as a tropical garden, described under Registration No. 23288 by the Macau Property Registry

“Parcels 7 and 8”

land parcels in Cotai totaling 110,200 square meters for which we have not obtained a land concession and are expected to contain an integrated resort similar in size and scope to the integrated resort located on Parcels 5 and 6. These plans are based on initial conceptual designs, which we will continue to refine and update during the course of its overall design and development. The size of the land parcel may be subject to further surveyance

“premium player(s)”	rolling chip players who have a direct relationship with gaming operators and typically participate in gaming activities in casinos or gaming areas without the use of Gaming Promoters

“Prospectus”	our Listing prospectus dated November 16, 2009, which is available from our website at www.sandschinaltd.com

“PwC”	PricewaterhouseCoopers, the global professional services company

“Reporting Period”	January 1, 2010 to June 30, 2010

“RMB” or “Renminbi”	Renminbi, the lawful currency of China

“rolling chip play”	play by VIP and premium players (excludes Paiza cash players) using non-negotiable chips

“rolling chip volume”	casino revenue measurement, measured as the sum of all non-negotiable chips wagered and lost by VIP and premium players (excludes Paiza cash players)

“Sands Macao”	the Sands Macao, which includes gaming areas, a hotel tower, restaurants and a theater

“SFO”	the Securities and Futures Ordinance of Hong Kong (Chapter 571 of the Laws of Hong Kong) as amended, supplemented or otherwise modified from time to time

“Shared Services Agreement”	the shared services agreement dated November 8, 2009 entered into between LVS and our Company to regulate their relationship with respect to the provision of certain shared services

“Share(s)”	ordinary shares in our Company with a nominal value of US$0.01 each

Interim Report 2010

Glossary

“Shareholder(s)”	holder(s) of Shares

“Share Option Scheme”	the share option scheme conditionally adopted by our Company on November 8, 2009

“SJM”	Sociedade de Jogos de Macau, S.A., a private company limited by shares (“sociedade anónima”), incorporated on November 28, 2001 under the laws of Macao and one of the three Concessionaires

“SOX”	the United States federal law Sarbanes Oxley Act of 2002

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Subconcession” or “Subconcession Contract”	the tripartite Subconcession Contract for the operation of casino games dated December 26, 2002 among Galaxy, the Macao Government and VML

“Subconcessionaire(s)”

the holder(s) of a subconcession for the operation of casino games in the MSAR. As at the Latest Practicable Date, the Subconcessionaires were VML (one of our subsidiaries), Melco Crown and MGM Grand Paradise

“subsidiary(ies)”	has the meaning ascribed to it under Section 2 of the Companies Ordinance

“table games”	typical casino games, including card games such as baccarat, blackjack and hi-lo (also known as “Sic bo”) as well as craps and roulette

“The Plaza Macao”

an integrated resort which includes (i) the Four Seasons Hotel; (ii) the Plaza Casino gaming area operated by VML; (iii) the Paiza Mansions, The Shoppes at Four Seasons, restaurants and a spa, each of which are operated by us; and (iv) a luxury apart-hotel tower, which is anticipated to be branded and serviced by Four Seasons; except where the context indicates otherwise

“The Venetian Macao”

The Venetian® Macao-Resort-Hotel, an integrated resort that includes casino and gaming areas, a hotel, MICE space, The Grand Canal Shoppes, over 50 different restaurants and food outlets, a 15,000-seat arena and other entertainment venues

“United States,” “U.S.” or “U.S.A.”	the United States of America, including its territories and possessions and all areas subject to its jurisdiction

“US$” or “U.S. dollars”	United States dollars, the lawful currency of the United States

“VIP player(s)”	rolling chip players who play almost exclusively in dedicated VIP rooms or designated casino or gaming areas and are sourced from Gaming Promoters

Sands China Ltd.

Glossary

“VIP room(s)”	rooms or designated areas within a casino or gaming area where VIP players and premium players gamble

“visit(s)” or “visitation(s)”

with respect to visitation of our properties, the number of times a property is entered during a fixed time period. Estimates of the number of visits to our properties is based on information collected from digital cameras placed above every entrance in our properties which use video signal image processor detection and include repeat visitors to our properties on a given day

“VML”

our subsidiary, Venetian Macau, S.A. (also known as Venetian Macau Limited), a private company limited by shares (“sociedade anónima”) incorporated on June 21, 2002 under the laws of Macao, one of the three Subconcessionaires and the holder of the Subconcession

“VOL”	Venetian Orient Limited, a wholly owned subsidiary of the Company

“VVDIL”	our subsidiary, Venetian Venture Development Intermediate Limited, a company incorporated in the Cayman Islands on June 21, 2002 as an exempted company with limited liability

“VVDI (I)”	Venetian Venture Development Intermediate I, an indirect, wholly owned subsidiary of LVS

“VVDI (II)”

Venetian Venture Development Intermediate II, a company incorporated in the Cayman Islands on January 23, 2003 as an exempted company with limited liability and an indirect, wholly owned subsidiary of LVS and our immediate Controlling Shareholder